Exhibit 4.3

Fifth Supplemental Agreement to Secured Loan Agreement dated 10 April 2014, as supplemented by a side letter dated 10 April 2014 and as amended pursuant to amendment letters dated 30 April 2014, 12 June 2014, 18 June 2014, 29 May 2015, 19 February 2016 and 5 January 2018 and as amended and restated pursuant to a first supplemental agreement dated 30 September 2015, a second supplemental agreement dated 30 December 2015, a third supplemental agreement dated 29 November 2016 and a fourth supplemental agreement dated 20 September 2017
Dated        20 July                    2018
Between
(1)	TORM A/S (as Borrower A)
(2)	TORM PLC (as Borrower B)
(3)	TORM PLC
(as Guarantor A)
(4)	TORM A/S
(as Guarantor B)
(5)	VesselCo 8 Pte. Ltd. (as Owner A)
(6)	VesselCo 11 Pte. Ltd. (as Owner B)
(7)	VesselCo 5 K/S (as Owner C)
(8)	TORM A/S
(as Manager and Bareboat Charterer)
(9)	TORM PLC
(as HeadBareboat Charterer)
(10)	The Financial Institutions
listed in Schedule 1
(as Original Lenders)
(11)	Danmarks Skibskredit A/S (formerly known as Danish Ship Finance A/S) (as Agent)
(12)	Danmarks Skibskredit A/S (formerly known as Danish Ship Finance A/S) (as Security Agent)

Contents		Page
1	Interpretation	3
2	Conditions to the Effective Date	5
3	Amendments to the Loan Agreement on the Effective Date	7
4	Representations and warranties	7
5	Confirmation and undertaking	7
6	Miscellaneous	8
7	Communications, counterparts, governing law and enforcement	8
Schedule 1	The Original Lenders	9
Schedule 2	Effective Date Confirmation	10
Schedule 3	Amended and Restated Loan Agreement	11

Supplemental Agreement
Dated 20 July 2018
Between:
(1)	TORM A/S a company incorporated under the laws of Denmark with its registered office at Tuborg Havnevej 18, DK-2900 Hellerup, Denmark and CVR number 22460218 (in that capacity, "Borrower A"); and
(2)
TORM PLC, a company incorporated under the laws of England and Wales with company number 09818726 with its registered office at Birchin Court, 20 Birchin Lane, London, EC3V 9DU, United Kingdom (in that capacity, "Borrower B" and together with Borrower A, the "Borrowers"); and

(3)
TORM PLC, a company incorporated under the laws of England and Wales with company number 09818726 with its registered office at Birchin Court, 20 Birchin Lane, London, EC3V 9DU, United Kingdom (in that capacity, "Guarantor A"); and

(4)
TORM A/S a company incorporated under the laws of Denmark with its registered office at Tuborg Havnevej 18, DK-2900 Hellerup, Denmark and CVR number 22460218 (in that capacity, "Guarantor B" and together with Guarantor A, the "Guarantors"); and

(5)	VesselCo 8 Pte. Ltd., a company incorporated under the laws of Singapore with its registered office at 6 Battery Road, #27-02, Singapore 049909 ("Owner A"); and
(6)	VesselCo 11 Pte. Ltd., a company incorporated under the laws of Singapore with its registered office at 6 Battery Road, #27-02, Singapore 049909 ("Owner B"); and
(7)
VesselCo 5 K/S, a company incorporated under the laws of Denmark with its registered office at c/o TORM A/S, Tuborg Havnevej 18, DK-2900 Hellerup, Denmark and CVR number 38911538 ("Owner C" and together with Owner A and Owner B, the "Owners")

(8)
TORM A/S a company incorporated under the laws of Denmark with its registered office at Tuborg Havnevej 18, DK-2900 Hellerup, Denmark with CVR number 22460218 (in that capacity, the "Bareboat Charterer" and the "Manager"); and

(9)
TORM PLC, a company incorporated under the laws of England and Wales with company number 09818726 with its registered office at Birchin Court, 20 Birchin Lane, London, EC3V 9DU, United Kingdom (in that capacity, the "Head Bareboat Charterer"); and

(10)	The Financial Institutions listed in Schedule 1 (The Original Lenders), each acting through its Facility Office (together the "Original Lenders" and each an "Original Lender"); and
(11)
Danmarks Skibskredit A/S (formerly known as Danish Ship Finance A/S), acting as agent through its office at Sankt Annae Plads 3, DK-1250 Copenhagen K, Denmark with CVR number 27492649 (in that capacity, the "Agent"); and

(12)
Danmarks Skibskredit A/S (formerly known as Danish Ship Finance A/S), acting as security agent through its office at Sankt Annae Plads 3, DK-1250. Copenhagen K, Denmark with CVR number 27492649 (in that capacity, the "Security Agent").

Supplemental to a secured loan agreement dated 10 April 2014, as supplemented by a side letter dated 10 April 2014 and as amended pursuant to amendment letters dated 30 April 2014, 12 June 2014, 18 June 2014, 29 May 2015, 19 February 2016 and 5 January 2018 and as amended and restated pursuant to a first supplemental agreement dated 30 September 2015, a second supplemental agreement dated 30 December 2015, a third supplemental agreement dated 29 November 2016 and a fourth supplemental agreement dated 20 September 2017 (the "Loan Agreement") made between the Borrowers as borrowers, the Guarantors as guarantors, the Lenders, the Agent and the Security Agent on the terms and subject to the conditions of which each of the Lenders agreed to advance to the Borrowers its respective Commitment of an aggregate amount not exceeding USD 246,533,763.87.
Whereas:
(A)
The Borrowers have requested an increase to the Maximum Loan Amount to two hundred and thirty six million nine hundred and thirty six thousand one hundred and ninety one dollars 35/100 (USD 236,936,191.35) to be split into (i) Existing Tranche A, Existing Tranche B and Existing Tranche C to assist the Borrowers to finance the Existing Vessels and (ii) the New Tranche which shall be advanced to Borrower B, in order to assist Owner C to finance the New Vessels (the "Request").

(B)	The Finance Parties have agreed to give their consent to the Request, subject to and upon the terms and conditions contained in this Supplemental Agreement.
(C)	The parties to this Supplemental Agreement have agreed to amend and restate the Loan Agreement on the terms and subject to the conditions set out in this Supplemental Agreement.
It is agreed that:
1	Interpretation
1.1	In this Supplemental Agreement:
"Building Contracts" means the 4 shipbuilding contracts each dated 24 July 2017 and entered into between Borrower A as buyer and China Shipbuilding Trading Company Limited and Guangzhou Shipyard International Company Limited as sellers, each for the construction of a New Vessel.
"Effective Date" means the date and time at which the Agent confirms in writing that all of the conditions referred to in Clause 2 have been satisfied, which confirmation the Agent shall be under no obligation to give if an Event of Default shall have occurred.
"Existing Tranche" means the aggregate of Existing Tranche A, Existing Tranche B and Existing Tranche C.

"Existing Tranche A" means an amount made available to the Borrower A of which sixty nine million one hundred and eighty thousand eight hundred and ninety seven 75/100 Dollars (USD 69,180,897.75) remains outstanding.
"Existing Tranche B" means an amount made available to Borrower A of which fifty four million four hundred and twenty three thousand six hundred and six 30/100 Dollars (USD 54,423,606.30) remains outstanding.
"Existing Tranche C" means an amount made available to Borrower B of which twenty five million five hundred and thirty one six hundred and eighty seven 30/100 Dollars (USD 25,531,687.30) remains outstanding.
"New Tranche" means an amount made or to be made available to Borrower B of up to (i) eighty million and six hundred thousand Dollars (USD 80,600,000) plus (ii) the New Tranche Increase.
"New Tranche Increase" means an amount made or to be made available to Borrower B of up to seven million and two hundred thousand Dollars (USD 7,200,000).
"New Vessels" means:
a)	Hull No. 15121034 under the construction at Guangzhou Shipyard International Company Limited;
b)	hull No. 15121035 under the construction at Guangzhou Shipyard International Company Limited;
c)	hull No. 15121036 under the construction at Guangzhou Shipyard International Company Limited; and
d)	hull No. 15121037 under the construction at Guangzhou Shipyard International Company Limited pursuant to the Building Contracts.
"Security Confirmations" means each confirmation of the Security set out in:
a)
clause 5 (Further Amendments, Increases or Additions of Facilities, Loans and Margins) of the deed of confirmation relating to a deed of charge over shares in Owner A dated 27 December 2017 between Borrower A as chargor and the Agent as security agent;

b)
clause 5 (Further Amendments, Increases or Additions of Facilities, Loans and Margins) of the deed of confirmation relating to a deed of charge over shares in Owner B dated 27 December 2017 between Borrower B as chargor and the Agent as security agent;

c)
clause 4 (Further Amendments, Increases or Additions of Facilities, Loans and Margins) of the deed of confirmation relating to deeds of covenanats dated 28 December 2017 between Owner A and Owner B as owners and the Agent as mortgagee; and

d)
clause 4 (Further Amendments, Increases or Additions of Facilities, Loans and Margins) of the deed of confirmation relating to a deed of charge over shares dated 4 January 2018 between Borrower A, Owner A and Owner B as assignors and the Agent as security agent.

"Security Parties" means all parties to this Supplemental Agreement other than the Finance Parties and "Security Party" means any one of them.
"Upfront Fee" means the non-refundable upfront fee of 0.90% of the New Tranche Increase.
1.2	All words and expressions defined in the Amended and Restated Loan Agreement shall have the same meaning when used in this Supplemental Agreement as if it is set out in full.
1.3
All obligations, representations, warranties, covenants and undertakings of the Security Parties under or pursuant to this Supplemental Agreement shall, unless otherwise expressly provided, be entered into, made or given by them jointly and severally.

1.4	Any reference to an amount outstanding under any of the Existing Tranches are references to the amounts outstanding on 29 June 2018 and do not account for the instalments paid after such date.
2	Conditions to the Effective Date
As conditions to the effectiveness of Clause 3, the Security Parties shall deliver or cause to be delivered to or to the order of the Agent the following documents and evidence no later than 60 days after the date of this Supplemental Agreement:
2.1	Corporate Documentation
2.1.1	a copy, certified by the relevant Security Party as true, complete, accurate and unamended, of the constitutional documents of that Security Party;
2.1.2
a copy, certified by the relevant Security Party as true, complete and accurate and neither amended nor revoked, of a resolution of the directors and (if applicable) a resolution of the shareholders of that Security Party (together, where appropriate, with signed waivers of notice of any directors' or (if applicable) shareholders' meetings) approving, and authorising or ratifying the execution of, this Supplemental Agreement and any document to be executed by that Security Party pursuant to this Supplemental Agreement;

2.1.3	a power of attorney of each Security Party under which this Supplemental Agreement and any documents required pursuant to it are to be executed by that Security Party;
2.1.4	an original certificate of a duly authorised officer of each Security Party:
(a)	certifying that each copy document relating to it specified in Clauses 2.1.1 to 2.1.3 is correct, complete and in full force and effect;

(b)	setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder; and
(c)	confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on that Security Party to be exceeded.
2.2	Finance Documents
2.2.1	This Supplemental Agreement;
2.3	Legal Opinion
2.3.1
A legal opinion of Allen & Gledhill as to Singapore law addressed to the Agent, the Security Agent and the Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Loan or confirmation satisfactory to the Agent that such opinions will be given, substantially in the form distributed to the Lenders prior to the Effective Date.

2.4	Other documents and evidence
2.4.1	Evidence that the Upfront Fee has been paid.
2.4.2
Confirmation that no event or circumstance has occurred which would or is reasonably likely to affect the ability of any Security Party to perform its payment obligations under any Finance Document as they fall due.

2.4.3
Such information and documentation as the Agent may deem to be necessary or advisable in order to comply with applicable "know your customer" rules and regulations (including any law/or regulation regarding money laundering and/or financing of terrorist activities) and including, without limitation, disclosure of the corporate structure of the Security Parties, disclosure of the addresses and civil registration numbers, if applicable, of, and copies of passports of, all persons signing any of this Supplemental Agreement or the New Security Documents for and on behalf of the each of the Security Parties, together with a duly completed form entitled "Documentation Requests" from each person acting as agent or attorney-in-fact of any party.

2.4.4
A copy of any other Authorisation or other document, opinion or assurance which the Agent, acting reasonably, considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by this Supplemental Agreement or any documents required pursuant to it or for the validity and enforceability of this Supplemental Agreement or any documents required pursuant to it.

3	Amendments to the Loan Agreement on the Effective Date
3.1
With effect from the Effective Date the Loan Agreement shall be amended and restated in the form set out in Schedule 3 (Amended and Restated Loan Agreement) (the "Amended and Restated Loan Agreement") and each party shall be bound by the terms thereof.

3.2
In the event that the Effective Date does not occur within 60 days after the date of this Supplemental Agreement Clause 3.1 shall not apply provided, however, that the Borrower shall in such event on the date falling 60 days after the date of this Supplemental Agreement pay to the Agent a Commitment Fee calculated in accordance with clause 11.1 (Commitment Fee) of the Amended and Restated Loan Agreement.

3.3	The Borrower shall pay the Upfront Fee to the Agent no later than the date of this Supplemental Agreement.
4	Representations and warranties
4.1	Each of the representations and warranties contained in clause 19 of the Loan Agreement:
4.1.1	shall be deemed repeated by the Borrowers and Guarantors respectively at the date of this Supplemental Agreement; and
4.1.2	shall be deemed made at the Effective Date by each Security Party, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents included this Supplemental Agreement.
5	Confirmation and undertaking
5.1	Each Security Party confirms:
5.1.1	its knowledge and acceptance of the Amended and Restated Loan Agreement in either case with effect from the Effective Date; and
5.1.2	that, notwithstanding the increase of the Maximum Loan Amount and the other amendments effected by this Supplemental Agreement and consistent with the Security Confirmations:
(a)
the security interests created under the Security Documents is hereby ratified, will remain, valid, binding and in full force and effect and will continue to constitute the legal, valid and binding obligations of the relevant Security Parties enforceable in accordance with their terms; and

(b)
each of the security interests created by the Security Documents will continue to be valid, binding and in full force and effect and any guarantee given by the Guarantors in the Finance Documents will continue to be valid, binding and in full force and effect as security for, or guarantees of, the Indebtedness and all other present and future obligations and liabilities specified in the Security Documents or the other Finance Documents, in each case as amended, increased and/or extended pursuant to this Supplemental Agreement (including in particular, the increase in the Maximum Loan Amount) and any future amendments, amendments and restatements, supplements or other modifications of such Finance Documents and in each case for the benefit of each Secured Party.
5.2
The definition of any term defined in any of the Finance Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement made in or pursuant to this Supplemental Agreement.

6	Miscellaneous
All documents and evidence delivered to the Agent pursuant to this Supplemental Agreement shall:
6.1	be in form and substance reasonably acceptable to the Agent;
6.2	be accompanied, if required by the Agent, by translations into the English language, certified in a manner acceptable to the Agent; and
6.3	if required for registration purposes or by law, be certified, notarised, legalised or attested in a manner acceptable to the Agent.
7	Communications, counterparts, governing law and enforcement
The provisions of clauses 31 (Notices), 38 (Counterparts), 40 (Governing Law) and 41 (Enforcement) of the Loan Agreement shall apply to this Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this Supplemental Agreement.

Schedule 1
The Original Lenders
Name of Original Lender
Danmarks Skibskredit A/S

Schedule 2
Effective Date Confirmation

To:	TORM A/S
TORM PLC
VesselCo 11 Pte. Ltd.
VesselCo 8 Pte. Ltd.
VesselCo 5 K/S

We, Danmarks Skibskredit A/S, refer to the supplemental agreement dated ________________ 2018 (the "Supplemental Agreement") relating to a secured loan agreement dated 10 April 2014, as supplemented by a side letter dated 10 April 2014 and as amended pursuant to amendment letters dated 30 April 2014, 12 June 2014, 18 June 2014, 29 May 2015, 19 February 2016 and 5 January 2018 and as amended and restated pursuant to a first supplemental agreement dated 30 September 2015, a second supplemental agreement dated 30 December 2015, a third supplemental agreement dated 29 November 2016 and a fourth supplemental agreement dated 20 September 2017 (the "Loan Agreement") made between you, the banks listed in it as the original lenders, ourselves as the agent and ourselves as the security agent.
We hereby confirm that all conditions precedent referred to in clauses [2.1] to [2.4] of the Supplemental Agreement have been satisfied. In accordance with clauses 1.1 and 3 of the Supplemental Agreement the Effective Date (as defined in the Supplemental Agreement) is [   :       ][a.m][p.m.][CET][GMT] on the date of this confirmation and the amendments to the Loan Agreement are now effective.
Dated                               2018
Signed: _________________________
For and on behalf of
Danmarks Skibskredit A/S
(as agent)

Schedule 3 Amended and Restated Loan Agreement

SECURED LOAN AGREEMENT
Dated 10 April 2014 as supplemented by a side letter dated 10 April 2014 and as amended pursuant to amendment letters dated 30 April 2014, 12 June 2014, 18 June 2014 , 29 May 2015, 19 February 2016 and 5 January 2018 and as amended and restated by a first Supplemental agreement dated 30 September 2015 and a second supplemental agreement dated 30 December 2015, a third supplemental agreement dated 29 November 2016, a fourth supplemental agreement dated 20 September 2017 and a fifth supplemental agreement dated        20 July    2018
(1)	TORM PLC
TORM A/S
(as Borrowers)
(2)	TORM PLC
TORM A/S
VesselCo 8 Pte. Ltd
VesselCo 11 Pte. Ltd
VesselCo 5 K/S
(as Guarantors)
(3)	The Financial Institutions
listed in Schedule 1
(as Original Lenders)
(4)	Danmarks Skibskredit A/S (as Agent)
(5)	Danmarks Skibskredit A/S (as Security Agent)

Contents		Page
1	Definitions and Interpretation	2
2	The Loan	30
3	Purpose	30
4	Conditions of Utilisation	31
5	Advance	33
6	Repayment	35
7	Illegality, Prepayment and Cancellation	35
8	Interest	40
9	Interest Periods	40
10	Changes to the Calculation of Interest	41
11	Fees	42
12	Tax Gross Up and Indemnities	43
13	Increased Costs	48
14	Other Indemnities	49
15	Mitigation by the Lenders	52
16	Costs and Expenses	52
17	Security Documents and Application of Moneys	54
18	Guarantee and Indemnity	57
19	Representations	63
20	Information Undertakings	68
21	Financial Covenants	71
22	General Undertakings	72
23	Events of Default	81
24	Changes to the Lenders	88
25	Changes to the Security Parties	93
26	Role of the Agent and the Security Agent	94
27	Conduct of Business by the Finance Parties	105
28	Sharing among the Finance Parties	106

29	Payment Mechanics	108
30	Set-Off	111
31	Notices	112
32	Calculations and Certificates	113
33	Partial Invalidity	114
34	Remedies and Waivers	114
35	Amendments and Waivers	114
36	Confidentiality	119
37	Disclosure of Lender Details by Agent	123
38	Counterparts	125
39	Joint and Several Liability	125
40	Governing Law	127
41	Enforcement	127
Schedule 1	The Original Lenders	128
Schedule 2	Part I Conditions Precedent to Execution of this Agreement	129
Part III	Conditions Subsequent	134
Part IV	Conditions Precedent to Re-flagging under an Approved Flag	135
Schedule 3	Drawdown Request	136
Schedule 4	Form of Transfer Certificate	137
Schedule 5	Form of Assignment Agreement	140
Schedule 6	Form of Compliance Certificate	143
Schedule 7	Vessels/Owners/Flags/Current Managers	144
Schedule 8	Supplementary Agreement	146
Schedule 9	Repayment Profile / Drawings	147
Schedule 10	Approved Brokers	148

Loan Agreement
Dated 10 April 2014 as supplemented by a side letter dated 10 April 2014 and as amended pursuant to amendment letters dated 30 April 2014, 12 June 2014, 18 June 2014, 29 May 2015, 19 February 2016 and 5 January 2018 as amended and restated by a first supplemental agreement dated 30 September 2015 and a second supplemental agreement dated 30 December 2015, a third supplemental agreement dated 29 November 2016, a fourth supplemental agreement dated 20 September 2017 and a fifth supplemental agreement dated       20 July         2018
Between:
(1)	TORM A/S a company incorporated under the laws of Denmark with its registered office at Tuborg Havnevej 18, DK-2900 Hellerup, Denmark with CVR number 22460218 (in that capacity, "Borrower A"); and
(2)
TORM PLC a company incorporated under the laws of England and Wales with company number 09818726 with its registered office at Birchin Court, 20 Birchin Lane, London, EC3V 9DU, United Kingdom (in that capacity, "Borrower B" and together with Borrower A, the "Borrowers");

(3)
TORM PLC a company incorporated under the laws of England and Wales with company number 09818726 with its registered office at Birchin Court, 20 Birchin Lane, London, EC3V 9DU, United Kingdom (in that capacity, "Guarantor A");

(4)
TORM A/S a company incorporated under the laws of Denmark with its registered office at Tuborg Havnevej 18, DK-2900 Hellerup, Denmark with CVR number 22460218 (in that capacity, "Guarantor B" and together with Guarantor A and the Owners, the "Guarantors");

(5)	VesselCo 8 Pte. Ltd ("Owner A"), VesselCo 11 Pte. Ltd ("Owner B") each being a company incorporated under the laws of Singapore with its registered office at 6 Battery Road #27-02 Singapore 049909;
(6)
VesselCo 5 K/S a limited partnership organised under the laws of Denmark with its registered office at c/o TORM AS/, Tuborg Havnevej 18, DK-2900 Hellerup, Denmark, and CVR number 38911538 ("Owner C" and together with Owner A and Owner B, the "Owners");

(7)	The Financial Institutions listed in Schedule 1 (The Original Lenders), each acting through its Facility Office (together the "Original Lenders" and each an "Original Lender"); and
(8)	Danmarks Skibskredit A/S, acting as agent through its office at Sankt Annae Plads 3, DK-1250 Copenhagen K, Denmark and with CVR number 27492649 (in that capacity, the "Agent"); and
(9)	Danmarks Skibskredit A/S, acting as security agent through its office at Sankt Annae Plads 3, DK-1250. Copenhagen K, Denmark and with CVR number 27492649 (in that capacity, the "Security Agent").
Preliminary

Each of the Original Lenders has agreed to advance to the relevant Borrower its Commitment (aggregating, with all the other Commitments up to USD 236,936,191.35) as set out in Schedule 1 and Schedule 9 to assist each Owner with the financing of the relevant Vessels.
It is agreed as follows:
Section 1	Interpretation
1	Definitions and Interpretation
1.1	Definitions In this Agreement:
"Acceptable Bank" means Nordea Bank AB, Danske Bank A/S or any of their Affiliates.
"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).
"Appropriate Amount" means in relation to a Vessel an amount equal to the product of
(a)	the then total outstanding principal amount of the Loan (less any amount standing to the credit of the Reserve Account) multiplied by
(b)
the fraction, the numerator of which is the Market Value (as determined by the most recent valuation provided to the Agent pursuant to Clause 20.2.3) of the relevant Vessel and the denominator of which is the aggregate Market Value (as determined by the most recent valuation provided to the Agent pursuant to Clause 20.2.3) of all Vessels (including the relevant Vessel) and the value of any additional security for the time being provided to the Security Agent under Clause 17.5 (Additional Security).

"Approved Classification Society" means each of American Bureau of Shipping, Bureau Veritas, DNV- GL, Lloyds Register, Nippon Kaiji, Polish Register of Shipping and Registro Italiano Navale.
"Approved Flag" means Singapore, Denmark, Norway, the United Kingdom, Isle of Man, Bahamas, Bermuda, Panama, Malta, Marshall Islands, Cyprus, Hong Kong and Liberia.
"Approved Shipbroker" means each of the shipbrokers listed in Schedule 10 and any other shipbrokers acceptable to the Security Agent (acting reasonably) at the request of the Borrowers.
"Assignments" means all the forms of assignment referred to in Clause 17.1.2 (Security Documents).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means for the part of the New Tranche available to finance a New Vessel as set out in Clause 2.2, a period commencing on the date of this Agreement and ending on the earlier of (i) the date falling 7 Business Days after the delivery of such New Vessel under the relevant Building Contract and (ii) 30 April 2020 or such later date as the Lenders may agree.
"Bareboat Charter" means the bareboat charter contract between an Owner and the Bareboat Charterer relating to a Vessel, in form and substance reasonably satisfactory to the Agent.
"Bareboat Charterer" means TORM A/S.
"Break Funding Costs" means, in relation to DSF, the present value as per the relevant prepayment or cancellation date (using the applicable zero coupon swap rate on the relevant prepayment or cancellation date as the discount rate, and the relevant Interest Payment Dates under the remaining relevant Interest Periods at the relevant point in time to discount the below cash flows) of any positive amount constituting:
(a)	in respect of the Existing Tranche A,
(i)
(i) DSF’s cost of funding its participation of the Loan or any relevant part thereof as of the date of the signed facility offer, being 26 February 2014, in dollars based on a spread above LIBOR (being 0.57 per cent per annum for the period until 15 June 2019 and 0.70 per cent per annum for the period thereafter), calculated for the remaining Interest Periods for the relevant part of the Loan taking into account the amount, tenor and repayment profile of the prepaid or cancelled part of the Loan;

less:
(ii)
DSF’s cost of funding its participation of such prepaid or cancelled part of the Loan at the time of prepayment or cancellation on the basis of an identical tenor and repayment profile as that of the prepaid or cancelled part of the Loan as determined by DSF in its sole discretion in dollars based on a spread above LIBOR calculated for the remaining Interest Periods for the relevant part of the Loan taking into account the amount and the repayment profile of the prepaid or cancelled part of the Loan; and

(b)	in respect of the Existing Tranche B,
(i)	DSF’s cost of funding its participation of the Loan or any relevant part thereof, in dollars based on a spread above LIBOR, being 1.03 per cent per annum, calculated for the remaining Interest Periods for the relevant part of the Loan taking into account the amount, tenor and repayment profile of the prepaid or cancelled part of the Loan;
less:
(ii)
DSF’s cost of funding its participation of such prepaid or cancelled part of the Loan at the time of prepayment or cancellation on the basis of an identical tenor and repayment profile as that of the prepaid or cancelled part of the Loan as determined by DSF in its sole discretion in dollars based on a spread above LIBOR calculated for the remaining Interest Periods for the relevant part of the Loan taking into account the amount and the repayment profile of the prepaid or cancelled part of the Loan;

(c)	in respect of the Existing Tranche C,
(i)
DSF’s cost of funding its participation of the Loan or any relevant part thereof, in dollars based on a spread above LIBOR, being 1.08 per cent per annum, calculated for the remaining Interest Periods for the relevant part of the Loan taking into account the amount, tenor and repayment profile of the prepaid or cancelled part of the Loan;

less:
(ii)
DSF’s cost of funding its participation of such prepaid or cancelled part of the Loan at the time of prepayment or cancellation on the basis of an identical tenor and repayment profile as that of the prepaid or cancelled part of the Loan as determined by DSF in its sole discretion in dollars based on a spread above LIBOR calculated for the remaining Interest Periods for the relevant part of the Loan taking into account the amount and the repayment profile of the prepaid or cancelled part of the Loan; and

(d)	in respect of the New Tranche,
(i)
DSF’s cost of funding its participation of the Loan or any relevant part thereof, in dollars based on a spread above LIBOR, being 1.12 per cent per annum, calculated for the remaining Interest Periods for the relevant part of the Loan taking into account the amount, tenor and repayment profile of the prepaid or cancelled part of the Loan;

less:

(ii)
DSF’s cost of funding its participation of such prepaid or cancelled part of the Loan at the time of prepayment or cancellation on the basis of an identical tenor and repayment profile as that of the prepaid or cancelled part of the Loan as determined by DSF in its sole discretion in dollars based on a spread above LIBOR calculated for the remaining Interest Periods for the relevant part of the Loan taking into account the amount and the repayment profile of the prepaid or cancelled part of the Loan.

"Break Gains" means all gains realised by a Lender as a result of its receiving any prepayment of all or any part of a Tranche pursuant to Clause 7 (Illegality, Prepayment and Cancellation) on a day other than the last day of an Interest Period for the applicable Tranche or relevant part of that Tranche.
"Building Contracts" means the 4 shipbuilding contracts each dated 24 July 2017 and entered into between Borrower A as buyer and China Shipbuilding Trading Company Limited and Guangzhou Shipyard International Company Limited as sellers, each for the construction of a New Vessel.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Denmark, New York and London.
"Cash Equivalents" means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or any other country having a credit rating of Baa2 or higher by Standard & Poor’s Rating Services or BBB or higher by Moody’s Investors Service Limited or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;
(ii)
issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or any other country having a credit rating of Baa2 or higher by Standard & Poor’s Rating Services or BBB or higher by Moody’s Investors Service Limited;

(iii)	which matures within one year after the relevant date of calculation; and
(iv)
which has a credit rating of either Baa2 or higher by S&P or BBB or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)
any investment in money market funds which (i) has a credit rating of either Baa2 or higher by S&P or BBB or higher by Moody’s, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than five (5) days’ notice; or

(e)	any other debt security approved by the Agent (on behalf of the Majority Lenders), in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Encumbrance created by or pursuant to any of the Finance Documents.
"Change of Control" means either:
(a)	any person or group of persons acting in concert gains direct or indirect control of Borrower B where:
(i)	"control" of Borrower B means:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(1)	cast, or control the casting of, more than 50 per cent (50%). of the maximum number of votes that might be cast at a general meeting of Borrower B; or
(2)	appoint or remove the chairman of the board of directors or the majority of the directors or other equivalent officers of Borrower B; or
(3)	give directions with respect to the operating and financial policies of Borrower B with which the directors or other equivalent officers of Borrower B are obliged to comply; and/or
(B)
the holding beneficially of more than 50 per cent. (50%) of the issued share capital of Borrower B (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(ii)
"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in Borrower B, either directly or indirectly, to obtain or consolidate control of Borrower B, provided that for the avoidance of doubt no action by the Lenders (in any capacity) shall result in those Lenders being deemed to be acting in concert for this purpose; or
(b)	the Sponsor, directly or indirectly, either:
(i)	ceases to be able through its appointees to Borrower B's board of directors (including the chairman (who shall have the casting vote)) to control the board of directors of Borrower B; or
(ii)	ceases to own or control at least 33.34 per cent. (33.34%) of the maximum number of votes that might be cast at a general meeting of Borrower B.
"Charged Property" means all of the assets of the Security Parties which from time to time are, or are expressed to be, the subject of the Security Documents.
"Chargor A" means TORM A/S in its capacity as chargor of Owner A.
"Chargor B" means TORM PLC in its capacity as chargor of Owner B.
"Chargor C" means DK VESSEL HOLDCO K/S acting in its capacity as chargor of the limited partnership shares in Owner C and Borrower A in its capacity as chargor of the shares in VesselCo E ApS, the general partner of Owner C.
"Chargor" means each of Chargor A, Chargor B and Chargor C.
"Charters" means together the Bareboat Charters and the Time Charters and
"Charter" means any one of them.
"Charterer" means the party to any Charter, other than an Owner.
"Code" means the US Internal Revenue Code of 1986.
"Commercial Manager" means, in relation to the commercial management of a Vessel:
(a)	the company whose name is set opposite the name of that Vessel under "Commercial Manager" in Schedule 7; or
(b)	such other commercial manager of any Vessel nominated by the relevant Owner from time to time, subject to the Agent’s written consent (such consent not to be unreasonably withheld).
"Commitment" means:
(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
"Confidential Information" means all information relating to any Security Party, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:
(a)	any Security Party, or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Security Party, or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or
(ii)	is identified in writing at the time of delivery as non-confidential by any Security Party, or any of its advisers; or
(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Security Party and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.
“Danish Capital Markets Act” means the Danish Consolidated Act No. 12 of 8 January 2018 on capital markets (in Danish: lov om kapitalmarkeder) and any executive orders issued pursuant thereto, all as amended from time to time.
"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:
(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of;
any Commitment or amount outstanding under this Agreement.
"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any reasonable determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:
(a)
which has failed to make its participation in a Drawing available (or has notified the Agent or the Borrowers (which have notified the Agent) that it will not make its participation in a Drawing available) by the Drawdown Date of that Drawing in accordance with Clause 5.3 (Lenders' participation); or

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of (a):
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and
payment is made within three Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.
"Delivery Date" means the date on which a New Vessel is delivered to Owner C pursuant to the relevant Building Contract.
"Disruption Event" means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(a)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

"Drawdown Date" means the date on which the relevant Drawing is advanced under Clause 5 (Advance).
"Drawdown Request" means a notice substantially in the form set out in Schedule 3 (Drawdown Request).
"Drawing" means any part of the Loan advanced or to be advanced pursuant to a Drawdown Request or, where the context permits, that part of the Loan advanced and for the time being outstanding in respect of a Vessel and "Drawings" means more than one of them.
“DSF” means Danmarks Skibskredit A/S with CVR number 27492649 in its capacity as Lender.
"Earnings" means all hires, freights, pool income and other sums payable to or for the account of an Owner or the Bareboat Charterer in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel but excluding amounts payable by the Bareboat Charterer to an Owner pursuant to a Bareboat Charter.
"Encumbrance" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.
"Environmental Claim" means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means:
(a)
any release, emission, spill or discharge into a Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Vessel and/or any Security Party and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any Security Party and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"Equity" means, on any date, the value of the aggregate capital and reserves of the Group (on a consolidated basis) determined in accordance with GAAP and adjusted to reflect the fair market value of the Fleet Vessels (including the Market Value of each Vessel) based on the valuations to be delivered to the Agent pursuant to Clause 20.2.1.
"Equity Ratio" means the ratio of the Group's Equity to Total Assets.
"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).
"Existing Tranche" means Existing Tranche A, Existing Tranche B and Existing Tranche C together.
"Existing Tranche A" means the tranche drawn to finance Vessel 1 to Vessel 13 inclusive (as set out in Schedule 7), currently in an amount of sixty nine million one hundred and eighty thousand eight hundred and ninety seven 75/100 Dollars (USD 69,180,897.75).
"Existing Tranche B" means the tranche drawn to finance Vessel 14 to Vessel 16 inclusive (as set out in Schedule 7), currently in an amount of fifty four million four hundred and twenty three thousand six hundred and six 30/100 Dollars (USD 54,423,606.30).
"Existing Tranche C" means the tranche drawn to finance Vessel 17 and Vessel 18 (as set out in Schedule 7) currently in an amount of twenty five million five hundred and thirty one six hundred and eighty seven 30/100 Dollars (USD 25,531,687.30).

"Existing Vessels" means Vessel 2, Vessel 3, Vessel 4, Vessel 5, Vessel 7, Vessel 8, Vessel 9, Vessel 11, Vessel 12, Vessel 14, Vessel 15, Vessel 16, Vessel 17 and Vessel 18 as set out in Schedule 7.
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of (a); or

(c)	any agreement pursuant to the implementation of (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within (a) or (b), 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.
"Finance Documents" means this Agreement, the Security Documents, the Supplemental Agreement and any other document designated as such by the Agent and the Borrowers and "Finance Document" means any one of them.
"Finance Parties" means the Agent, the Security Agent, and the Lenders and "Finance Party" means any one of them.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a Security Party which liability would fall within one of the other sections of this definition or (ii) any liabilities of any Security Party relating to any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;
(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).
"Fleet Vessels" means each Vessel and each other vessel owned by any member of the Group.
"Free Liquidity" means the aggregate of unencumbered (other than pursuant to a Security Document) cash and Cash Equivalents to which any member of the Group has free, immediate and direct access without netting and set-off arrangements (other than with the Lenders) and which (for the avoidance of doubt) shall not include any additional security given or cash paid to the Security Agent pursuant to Clause 17.5 or any sums standing to the credit of the Reserve Account.
"GAAP" means International Financial Reporting Standards (as adopted by the European Union) and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements in respect of Borrower B and otherwise generally accepted accounting principles of the jurisdiction of incorporation of such party consistently applied.
"Group" means Borrower B and each of its Subsidiaries for the time being.
"Group Debt" means, on any date, the aggregate amount of all obligations of all members of the Group for or in respect of Financial Indebtedness but excluding any Inter-company Indebtedness.
"Guarantee" means the joint and several guarantee and indemnity of the Guarantors contained in Clause 18 (Guarantee and Indemnity) and referred to in Clause 17.1.3 (Security Documents).
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IAPPC" means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.
"Impaired Agent" means the Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under (a) or (b) of the definition of "Defaulting Lender"; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of (a):
(i)	its failure to pay is caused by:

(A)	administrative or technical error; or
(B)	a Disruption Event; and
payment is made within three Business Days of its due date; or
(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; all Interest Break Costs and Break Funding Costs and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.
"Insolvency Event" in relation to an entity means that the entity:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(i)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (i); or
takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) required by the terms of the Finance Documents and which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.
"Interest Break Costs" means the amount (if any) by which:
(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 8.2 (Payment of interest).

"Interest Period" means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
"Inter-company Indebtedness" means any obligation related to Financial Indebtedness owed by one Security Party to another Security Party.
"Inter-company Indebtedness Assignment" means any deed of assignment and subordination in respect of Inter-company Indebtedness entered into pursuant to Clause 22.30 and referred to in Clause 17.1.7 (Security Documents) and to be in a form acceptable to the Agent.
"Interpolated Screen Rate" means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period, each as of 11.00 a.m. on the Quotation Day for dollars.
"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.
"ISM Company" means, at any given time, the company responsible for a Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.
"ISPS Code" means the International Ship and Port Facility Security Code.
"ISSC" means a valid international ship security certificate for a Vessel issued under the ISPS Code.
"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 4.3 (Conditions subsequent) or under any other Finance Document
"Legal Reservations" means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
"Lender" means:
(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
"LIBOR" means:
(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate; or
(c)
(if (i) no Screen Rate is available for the currency of the Loan or (ii) no Screen Rate is available for the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate) the Reference Bank Rate,

as of 11.00 a.m. on the Quotation Day for dollars and for a period equal in length to the relevant Interest Period and, if that rate is less than zero, LIBOR shall be deemed to be zero.
"Loan" means the aggregate amount advanced or to be advanced by the Lenders to each Borrower under Clause 2 (The Loan) and being the aggregate of the Existing Tranche and the New Tranche or, where the context permits, the principal amount advanced and for the time being outstanding.
"LTV Coverage" has the meaning set out in Clause 17.5.
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).
"Management Agreements" means:
(a)	the agreements from time to time in force for the commercial management of the relevant Vessels between the relevant Owner and the relevant Commercial Manager; and
(b)	the agreements from time to time in force for the technical management of the relevant Vessels between the relevant Owner and the relevant Technical Manager.
"Managers" means:

(a)	in relation to the commercial management of a Vessel, the Commercial Manager; and
(b)	in relation to the technical management of a Vessel, the Technical Manager.
"Managers' Undertakings" means the written undertakings of the Managers (other than a Manager within the Group) whereby (to the extent that the relevant Manager is prepared so to agree following the Owner's reasonable efforts), while they are appointed by an Owner:
(a)	they will remain the commercial or technical managers of the Vessels (as the case may be); and
(b)	they will not, without the prior written consent of the Agent, subcontract or delegate the commercial or technical management of the Vessels (as the case may be) to any third party; and
(c)
the interests of the Managers (if any) in the Insurances (other than indemnity insurances) will be assigned to the Security Agent with first priority but subject to the Managers’ right to receive any indemnity moneys; and

(d)
following the occurrence of an Event of Default, all claims of the Managers against the Owners shall be coordinated with the claims of the Finance Parties under the Finance Documents and, at the request of the Agent, the Managers shall remain the commercial and technical managers of the Vessels on the terms and conditions of the relevant Management Agreements, subject to receiving payment of amounts from time to time due (including their fees) pursuant to such Management Agreements.

"Margin" means
(a)	in respect of Existing Tranche A and Existing Tranche B 2.5 per cent per annum;
(b)	in respect of Existing Tranche C, 2.6 per cent per annum; and
(c)	in respect of the New Tranche, 2.35 per cent per annum.
"Market Value" means the average value of a Vessel conclusively determined by two Approved Shipbrokers appointed by the Borrowers on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and evidenced by a valuation from each such Approved Shipbroker of that Vessel certifying a value for that Vessel.
"Material Adverse Effect" means in the reasonable opinion of the Majority Lenders a material adverse effect on:
(a)	the business, or financial condition of the Group taken as a whole; or
(b)	the ability of any Security Party to perform its obligations under any Finance Document as they fall due; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Maximum Loan Amount" means two hundred and thirty six million nine hundred and thirty six thousand one hundred and ninety one 35/100 Dollars (USD 236,936,191.35).
"Mortgages" means the first preferred or first priority mortgages (as applicable) and the second preferred or second priority mortgages as applicable and, if applicable, collateral deeds of covenant, referred to in Clause 17.1.1 (Security Documents) (as amended from time to time) and "Mortgage" means any of them.
"New Lender" has the meaning given to that term in Clause 24.1 (Assignments and transfers by the Lenders).
"New Tranche" means the tranche available to finance the New Vessels in an amount of up to eighty million and six hundred thousand Dollars (USD 80,600,000) plus the New Tranche Increase.
"New Tranche Increase" means an amount made or to be made available to Borrower B of up to seven million and two hundred thousand Dollars (USD 7,200,000).
"New Vessels" means Vessel 19, Vessel 20, Vessel 21 and Vessel 22 as set out in Schedule 7.
"Non-Consenting Lender" has the meaning given to that term in Clause 35.4.4 (Replacement of Lender).
"Original Budget" means the detailed, forward-looking consolidated budgets of the Guarantors and the Borrowers in respect of the first twenty four months following the date of this Agreement showing profit and loss statements, balance sheets and cash flow statements, as well as written assumptions.
"Original Jurisdiction" means, in relation to a Security Party, the jurisdiction under whose laws that Security Party is incorporated as at the date of this Agreement.
"Owner" means each of Owner A, Owner B and Owner C.
"Participating Member State" means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
"Payment Date" means each of 15th March, 15th June, 15th September and 15th December.
"Party" means a party to this Agreement.
"Permitted Disposal" means any sale, lease, licence, transfer or other disposal which is on arm's length terms:

(a)	of trading stock or cash made by any Security Party in the ordinary course of trading of the disposing entity;
(b)	of any asset by any Security Party (the "Disposing Company") to any other Security Party (the "Acquiring Company"), but if:
(i)	the Disposing Company is a Security Party, the Acquiring Company must also be a Security Party;
(ii)	the Disposing Company had given any Encumbrance over the asset, the Acquiring Company must give an equivalent Encumbrance over that asset; and
(iii)	the Disposing Company is a Guarantor, the Acquiring Company must guarantee at all times an amount no less than that guaranteed by the Disposing Company;
(c)	of assets in exchange for other assets comparable or superior as to type, value and quality;
(d)	of obsolete or redundant vehicles, plant and equipment for cash; and
(e)	arising as a result of any Permitted Encumbrance.
"Permitted Encumbrance" means:
(a)	any Encumbrance which has the prior written approval of the Agent;
(b)	any Encumbrance arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by a Security Party;
(c)	any quasi-security arising as a result of a disposal which is a Permitted Disposal; or
(d)	any liens for current crews' wages and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding USD 500,000 per Owner.
"Permitted Transaction" means:
(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Encumbrance given, or other transaction arising, under the Finance Documents; or
(b)
transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of any Encumbrance or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm's length terms and for fair market value.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant

Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
"RCF Facility Agreement" means the working capital facility agreement comprising a USD 75,000,000 revolving credit facility made between (inter alia) Borrower A (as borrower) and Danske Bank A/S (as agent) dated on or about 13 July 2015 and any refinancing of such agreement on similar terms and giving a minimum of 12 months availability at any relevant time.
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in dollars and for that period.
"Reference Banks" means, in relation to LIBOR, the principal London offices of Nordea Bank AB, Danske Bank A/S and HSBC Bank plc or such other banks as may be appointed by the Agent in consultation with the Borrowers.
“Relevant Affiliate” means, in relation to any Obligor or Group Member:
(a)	a Subsidiary of that Obligor or Group Member; or
(b)	a Holding Company of that Obligor or Group Member; or
(c)	any other Subsidiary of that Holding Company,
but in each case excluding the Sponsor and excluding any Affiliate of the Sponsor which is not a Group Member.
"Relevant Documents" means the Finance Documents, the Charters, and the Management Agreements.
"Relevant Interbank Market" means the London interbank market. "Relevant Jurisdiction" means, in relation to a Security Party:
(a)	its Original Jurisdiction;
(b)	any jurisdiction where any asset subject to or intended to be subject to a Security Document to be executed by it is situated;
(c)	any jurisdiction where it conducts its business; and
the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
"Repayment Date" means the date for payment of any Repayment Instalment in accordance with Clause 6 (Repayment).

"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrowers under Clause 6 (Repayment).
"Repeating Representations" means each of the representations set out in Clause 19.1.1 (Status) to Clause 19.1.6 (Governing law and enforcement), Clause 19.1.10 (No default) to Clause 19.1.19 (Pari passu ranking) and Clause 19.1.25 (Sanctions).
"Requisition Compensation" means all compensation or other money which may from time to time be payable to an Owner and/or the Charterer as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).
"Reserve Account" means the bank account nominated in USD opened or to be opened in the name of Borrower A into which any cash deposit is made pursuant to Clause 7.11 (Vessel Substitution) or Clause 17.5 (Additional Security) with account number 3238002435 and IBAN number DK7830003238002435.
"Reserve Account Pledge" means the account pledge agreement to be entered into by Borrower A in favour of the Security Agent in respect of all amounts from time to time standing to the credit of the Reserve Account.
“Restricted Party” means a person:
(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person) or otherwise is a target of Sanctions Laws;
(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions Laws;

(c)	that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above; or
(d)	with which any national of a Sanctions Authority is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.
“Sanctions Authority” means (a) the United Nations, the European Union, the member states of the European Union, the US or any country to which any Borrower or Guarantor, or any other member of the Group or any Relevant Affiliate or any of them is bound or (b) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury.
“Sanctions Laws” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adopted, imposed, administered, enacted and/or enforced by any Sanctions Authority.
“Sanctions List” means any list of persons or entities published in connection with Sanctions Laws, by or on behalf of any Sanctions Authority.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.
"Scrubber" means a system, e.g. an emissions abatement plant for combustion machinery or an exhaust gas cleaning systems, to control the exhaust emission of NOx, SOx in accordance with the IMO 2020 regulations.
"Secured Parties" means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.
"Security Documents" means the Mortgages, the Assignments, the Guarantee, the Reserve Account Pledge, the Share Charges, the Managers' Undertakings, any Inter-company Indebtedness Assignment or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.
"Security Parties" means each Borrower, each Guarantor, each Chargor, and any other person (other than a Manager or Charterer) who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.
"Share Charges" means the charges of the issued share capital of the Owners and the general partner of Owner C, VesselCo E ApS referred to in Clause 17.1.5 (Security Documents).
"SMC" means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.
"Sponsor" means Oaktree Capital Management L.P. and any fund or funds solely managed by Oaktree Capital Management L.P..
"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.
"Supplemental Agreement" means a supplemental agreement to this Agreement dated 20 July 2018 entered into between, among others, the parties to this Agreement.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Technical Manager" means, in relation to the technical management of a Vessel:
(a)	the company whose name is set opposite the name of that Vessel under "Technical Manager" in Schedule 7; or

(b)	such other technical manager of any Vessel nominated by the Owners from time to time, subject to the Agent’s written consent (such consent not to be unreasonably withheld).
"Termination Date" means
(i)	in respect of Existing Tranche A, 15 December 2021;
(ii)	in respect of Existing Tranche B, 15 December 2021;
(iii)	in respect of Existing Tranche C, 15 December 2022; and
(iv)	in respect of the New Tranche, 15 June 2026.
"Time Charters" means any time charter capable of exceeding 13 months' duration (inclusive of extensions) on the terms and subject to the conditions of which the Owners or the Bareboat Charterer respectively may time charter the Vessels to a Charterer and "Time Charter" means any one of them.
"Total Assets" means, on any date, the value of the total assets of the Group (on a consolidated basis) determined in accordance with GAAP and adjusted to reflect the Market Value of the Fleet Vessels (including the Market Value of each Vessel) based on the valuations to be delivered to the Agent pursuant to Clause 20.2.1 on or around 30 June and 31 December.
"Total Commitments" means the aggregate of the Commitments.
"Total Loss" means:
(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or
(b)
the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire for a fixed period not exceeding one (1) year without any right to extension); or

"Tranche" means the Existing Tranches and the New Tranche.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Trust Property" means:
(a)	all benefits derived by the Security Agent from Clause 17 (Security and Application of Moneys); and
(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents, with the exception of any benefits arising solely for the benefit of the Security Agent.
"Unpaid Sum" means any sum due and payable but unpaid by any Security Party under the Finance Documents.
"US Tax Obligor" means:
(a)	a Security Party which is resident for tax purposes in the United States of America; or
(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.
"VAT" means:
(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or imposed elsewhere.
"Vessels" means the Existing Vessels and the New Vessels and any other vessels accepted by the Security Agent as additional security for the Loan and "Vessel" means any one of them, provided that a Mortgage has been registered on such vessel and that the Mortgage(s) over such Vessel has not been released.
1.2	Construction Unless a contrary indication appears, any reference in this Agreement to:
1.2.1
any "Lender", any "Borrower", any "Guarantor", the "Agent", any "Secured Party", the "Security Agent", any "Finance Party" or any "Party" shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

1.2.2	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Borrowers and the Agent or, if not so agreed, is in the form specified by the Agent;
1.2.3	"assets" includes present and future properties, revenues and rights of every description;
1.2.4	a "Finance Document", a "Security Document", a "Relevant Document" or any other document is a reference to that Finance

Document, Security Document, Relevant Document or other document as amended, novated, supplemented, extended or restated from time to time;

1.2.5	a "group of Lenders" includes all the Lenders;
1.2.6	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
1.2.7
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

1.2.8
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.9	a provision of law is a reference to that provision as amended or re-enacted from time to time; and
1.2.10	a time of day (unless otherwise specified) is a reference to Copenhagen time.
1.3	Headings Section, Clause and Schedule headings are for ease of reference only.
1.4
Defined terms Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Default A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.
1.6	Currency symbols and definitions "$", "USD" and "dollars" denote the lawful currency of the United States of America.
1.7	Third party rights A person who is not a Party has no right to enforce or to enjoy the benefit of any term of this Agreement.
1.8
Offer letter This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their representatives before the date of this Agreement.

1.9	Amounts Any reference to an amount outstanding under any of the Existing Tranches arer eferences to the amounts outstanding on 29 June 2018 and do not account for the instalments paid after such date.
1.10	Contractual recognition of bail-in
1.10.1	In this Clause 1.9:
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Write-down and Conversion Powers" means:
(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:
(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)	any similar or analogous powers under that Bail-In Legislation.
1.10.2
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 2	The Loan
2	The Loan
2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to:
2.1.1	Borrower A, a term loan in an aggregate amount of up to USD 137,911,701.61; and
2.1.2	Borrower B, a term loan in an aggregate amount of up to USD 115,822,062.26 in accordance with the Commitments as set out in Schedule 1; and
2.2	Availablity of the New Tranche
2.2.1
If Scrubbers are installed on a New Vessel, a part of the New Tranche in the amount of twenty one million and nine hundred and fifty thousand Dollars (USD 21,950,000) shall be available for the financing of each New Vessel during the Availablity Period applicable to such part of the New Tranche.

2.2.2
If no Scrubbers are installed on a New Vessel, a part of the New Tranche in the amount of twenty million and one hundred and fifty thousand Dollars (USD 20,150,000) shall be available for the financing of such New Vessel during the Availablity Period applicable to such part of the New Tranche and USD 1,800,000 of the New Tranche shall be cancelled on such date as Borrower B informs the Agent that no Scrubbers will be installed on the relevant New Vessel.

2.3	Finance Parties' rights and obligations
2.3.1
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Security Party shall be a separate and independent debt.

2.3.3	A Finance Party may with the consent of the Majority Lenders and except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3	Purpose
3.1	Purpose The Borrowers shall apply the Loan for the purposes referred to in the Preliminary.

3.2	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.
4	Conditions of Utilisation
4.1	Initial conditions precedent
4.1.1
The Borrowers undertake to deliver or to cause to be delivered to the Agent on the date of this Agreement the documents and evidence listed in Part I of Schedule 2 (Conditions Precedent to Execution of this Agreement) in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied

4.1.2	The Lenders will only be obliged to comply with Clause 5.3 (Lenders' participation) in relation to the advance of a Drawing under the New Tranche if:
(a)
three Business Days prior to the relevant Drawdown Date (including the date for any prepositioning of funds as set out in Clause 5.5 (Prepositioning of funds)), the Agent has received drafts of the documents listed as item 2a(v) and (vi), item 2(c) and item 2(e) of Schedule 2 Part II (Conditions Precedent to each Drawing); and

(b)
on or before the relevant Drawdown Date (or the release of any prepositioned funds pursuant to Clause 5.5 (Prepositioning of funds)), the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent to each Drawing) in form and substance satisfactory to the Agent, (acting reasonably)

where all references in Section 2 of that Part II to "the Vessel" or to any person or document relating to a Vessel shall be deemed to relate solely to the New Vessel specified in the relevant Drawdown Request or to any person or document relating to that New Vessel respectively. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

4.1.3
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clauses 4.1.1 and 4.1.2, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable to the Lenders for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent
4.2.1
The Lenders will only be obliged to advance a Drawing (including any prepositioning of funds pursuant to Clause 5.5 (Prepositioning of funds)) if on the date of the relevant Drawdown Request and on the proposed Drawdown Date:

(a)	no Default is continuing or would result from the advance of that Drawing; and

(b)	the representations made by each Borrower and each Guarantor under Clause 19 (Representations) are true.
4.2.2	The Lenders will only be obliged to advance a Drawing if that Drawing will not increase the Loan to a sum in excess of the Maximum Loan Amount.
4.3
Conditions subsequent Subject to any time period specifically set out in relation to a condition subsequent listed in Part III of Schedule 2 (Conditions Subsequent), the Borrowers undertake to deliver or to cause to be delivered to the Agent as soon as practicable after the relevant Drawdown Date the additional documents and other evidence listed in Part III of Schedule 2 (Conditions Subsequent), where the references in that Part III to "the Vessel" or to any person or document relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Drawdown Request or to any person or document relating to that Vessel respectively.

4.4
No waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 4.1 (Initial conditions precedent) have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent as soon as practicable after the relevant Drawdown Date or such other date specified by the Agent (acting on the instructions of all the Lenders).

The advance of a Drawing under this Clause 4.4 shall not be taken as a waiver of the Lenders' right to require production of all the documents and evidence required by Clause 4.1 (Initial conditions precedent).
4.5
Re-flagging conditions precedent The Borrowers undertake to deliver or to cause to be delivered to the Agent on or before the re-flagging of a Vessel under an Approved Flag the documents and evidence listed in Part IV of Schedule 2 (Conditions Precedent to Re-flagging under an Approved Flag) in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

4.6	Form and content All documents and evidence delivered to the Agent under this Clause shall:
4.6.1	be in form and substance acceptable to the Agent (acting reasonably); and
4.6.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

Section 3	Utilisation
5	Advance
5.1
Delivery of a Drawdown Request The Borrowers may request a Drawing to be advanced by delivery to the Agent of a duly completed Drawdown Request not more than ten and not fewer than three Business Days before the proposed Drawdown Date.

5.2	Completion of a Drawdown Request A Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:
5.2.1	it is signed by an authorised signatory of each Borrower; 5.2.2 it specifies the Vessel being financed by the relevant Drawing;
5.2.3	the proposed Drawdown Date is a Business Day within the Availability Period; and
5.2.4	the proposed Interest Period complies with Clause 9 (Interest Periods).
5.3	Lenders' participation
5.3.1
Subject to Clauses 2 (The Loan), 3 (Purpose) and 4 (Conditions of Utilisation), each Lender shall make its participation in any Drawing available by the relevant Drawdown Date through its Facility Office.

5.3.2	The amount of each Lender's participation in any Drawing will be equal to the proportion borne by its Commitment to the Total Commitments.
5.4	Cancellation of Undrawn Commitments
If the New Tranche (or a part thereof) is not fully utilised by the end of the Availability Period for the New Tranche (or the relevant part thereof), the relevant Commitments will be cancelled at the end of the Availability Period for the New Tranche (or the relevant part thereof) to the extent that they are unutilised at that time, unless otherwise agreed between the Borrowers and the Agent.
5.5
Prepositioning of funds If requested by a Borrower in the Drawdown Request for a New Vessel, the Agent (on account of the Lenders) shall, three (3) Business Days before the Delivery Date, preposition the relevant Drawing under the New Tranche by making payment of such amounts requested in the relevant Drawdown Request:

5.5.1	to such account in such bank (the "Prepositioning Bank") as the relevant Borrower may have agreed with the Agent in advance of the Delivery Date and as specified in the Drawdown Request; and
5.5.2	on terms that:
(a)	the Prepositioning Bank is acceptable to the Agent;
(b)	such amounts shall be held to the order of the Agent until it is released to the Prepositioning Bank according to a separate SWIFT instruction agreed between the Agent and the relevant Borrower

(for the avoidance of doubt the Agent shall in its sole discretion decide if it finds the wording of the SWIFT instruction acceptable);
(c)
such prepositioning shall constitute the making of the Drawing and the relevant Borrower shall at that time become indebted, as principal and direct obligor, to the Lenders in an amount equal to the prepositioned funds; and

(d)	the date on which the Drawing is prepositioned shall constitute the Drawdown Date.

Section 4	Repayment, Prepayment and Cancellation
6	Repayment
6.1	Repayment of Loan
6.1.1	Borrower A agrees to repay the Existing Tranche A and the Existing Tranche B;
6.1.2	Borrower B agrees to repay the Existing Tranche C and the New Tranche, for the account of the Lenders in the amounts set out in Schedule 9.
After each Drawing in respect of the New Tranche, Schedule 9 shall be adjusted by the Agent to reflect that:
(a)
each Drawing under the New Tranche shall be repaid in 28 quarterly instalments of USD 322,793 each and a balloon payment of the remaining outstanding amount of such Drawing which shall be paid together with the last of the 28 instalments; and

(b)
the first instalment in respect of a Drawing under the New Tranche shall fall due on the first Payment Date which falls at least three calendar months after the Drawdown Date of that Drawing and subsequent instalments falling due at consecutive Payment Dates thereafter and the final instalment and the balloon instalment in respect of that Drawing (as set out in Schedule 9) falling due on the Termination Date of the New Tranche.

6.1.3	Notwhitstanding Clause 6.1.2 above, each Tranche shall be repaid in full no later than on the Termination Date applicable to the relevant Tranche.
6.2
Reduction of Repayment Instalments If the aggregate amount advanced to Borrower B is less than the Commitment in respect of the New Tranche, the amount of each Repayment Instalment in respect of the New Tranche (including the balloon instalment) shall be reduced pro rata to the amount actually advanced.

6.3	Reborrowing The Borrowers may not reborrow any part of the Loan which is repaid or prepaid or cancelled.
7	Illegality, Prepayment and Cancellation
7.1
Illegality If it becomes unlawful in any jurisdiction (including, without limitation, under applicable Sanctions Laws) for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

7.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;
7.1.2	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled; and
7.1.3	the Borrowers shall repay that Lender's participation within ninety (90) days of demand.

7.2
Voluntary cancellation Each Borrower may, if they give the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000 of the undrawn amount of the relevant Tranche). Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment of Loan The Borrowers may prepay the whole or any part of the Loan but, if in part, being an amount that reduces the Loan by a minimum amount of USD 1,000,000 subject as follows:
7.3.1	the Borrowers give the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice;
7.3.2	the prepayment under this Clause 7.3 shall be applied against such Tranche as the Borrowers select; and
7.3.3
any prepayment under this Clause 7.3 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) pro-rata across maturities for the Tranche or Tranches against which such prepayment is applied in accordance with Clause 7.3.2 above.

7.4	[DELIBERATELY NOT USED]
7.5	Right of cancellation and prepayment in relation to a single Lender

7.5.1 If:

(a)              any sum payable to any Lender by the Borrowers is required to be increased under Clause 12.2.2 (Tax gross-up);

(b)              any Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs);

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and their intention to procure the repayment of that Lender's participation in the Loan.

7.5.2	On receipt of a notice referred to in Clause 7.5.1 in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.
7.5.3
On the last day of the Interest Period which ends after the Borrowers have given notice under Clause 7.5.1 in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in the Loan together with all interest and other amounts accrued under the Finance Documents.

7.6	Mandatory prepayment on sale or Total Loss
7.6.1
If a Vessel is sold by an Owner, the Borrowers shall, simultaneously with any such sale, prepay the Loan with an amount equal to the Appropriate Amount for such Vessel immediately prior to completion of such sale. Any such prepayment shall be applied first against the Tranche made available to finance that Vessel (and reduce the instalments of such

Tranche (including any balloon payment) on a pro rata basis) and secondly in prepayment of such other Tranche and reduce the instalments of such other Tranche (including any balloon payment) on a pro rata basis) as determined by the Borrowers. Any balance shall, unless a Default has occurred and is continuing, be at the free disposal of the Borrowers. If a Default or an Event of Default has occurred, all proceeds from a sale of a Vessel shall be applied towards prepayment of the Loan.
7.6.2
If a Vessel becomes a Total Loss, the Borrowers shall on the earlier of (i) 30 days after the date of the Total Loss if the Agent believes, acting reasonably, that the relevant insurer has rightfully refused to meet or rightfully disputes the claim in respect of a Total Loss; (ii) the date falling 180 days after any such Total Loss (which the Agent may extend by a further 180 days if it is satisfied, acting reasonably, that the insurers have accepted liability) and (iii) the date on which the proceeds of any such Total Loss are realised, make a prepayment of the Loan to the extent necessary in an amount equal to the Appropriate Amount for such Vessel immediately prior to such Total Loss. Any such prepayment shall be applied first against the Tranche made available to finance that Vessel (and reduce the instalments of such Tranche (including any balloon payment) on a pro rata basis) and secondly in prepayment of such other Tranche and reduce the instalments of such Tranche (including any balloon payment) on a pro rata basis) as determined by the Borrowers. Any balance shall, unless a Default has occurred and is continuing, be at the free disposal of the Borrowers. If a Default has occurred, all insurance proceeds from a Total Loss of a Vessel shall be applied towards prepayment of the Loan.

7.6.3	The Borrowers shall promptly notify the Agent in writing if a Vessel becomes a Total Loss.
7.6.4	The Borrowers shall promptly notify the Agent in writing if they are notified that the relevant insurer refuses to meet or disputes a claim in respect of a Total Loss.
7.7
Right of cancellation in relation to a Defaulting Lender If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10 Business Days' notice of cancellation of the Commitment of that Lender. On that notice becoming effective, the Commitment of the Defaulting Lender shall immediately be reduced to zero. The Agent shall as soon as practicable after receipt of that notice notify all the Lenders.

7.8	Mandatory prepayment on Change of Control If there is a Change of Control or Borrower B is delisted from NASDAQ OMX Copenhagen A/S:
7.8.1	the relevant Borrower shall promptly notify the Agent of such Change of Control or delisting as soon as it becomes aware of it;
7.8.2
upon the Lenders becoming aware of such Change in Control or delisting and unless the Lenders agree otherwise in writing, the Commitments will immediately be cancelled and each Borrower shall repay its relevant

Tranche (to the extent already advanced prior to the Change of Control) within 7 days of notice from the Agent.
7.9
Restrictions Any notice of prepayment or cancellation given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Interest Break Costs (in respect of which Clause 10.4 applies) and any Break Funding Costs (in respect of which Clause 7.10 applies) without premium or penalty.
The Borrowers shall not repay, prepay or cancel all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Borrowers or the affected Lender, as appropriate.
7.10	Break Funding Costs
7.10.1	The Borrowers shall, within three Business Days of demand by DSF, pay to DSF its Break Funding Costs attributable to any prepayment of the Loan.
7.10.2
The Break Funding Costs shall be determined by DSF and shall be binding on the Borrowers save for manifest errors. If the Break Funding Costs are less than zero, the Break Funding Costs shall be deemed to be zero.

7.10.3	For the avoidance of doubt, any Break Funding Costs shall be in addition to and not in substitution of any Interest Break Costs.
7.11	Vessel Substitution
7.11.1	In circumstance contemplated by Clause 7.6, and provided no Default is then in existence, the Borrowers may elect to propose a substitute vessel by the procedure set out in this Clause 7.11.
7.11.2
Instead of making the prepayment in the amount and at the time specified in Clause 7.6, the Borrowers shall place an equivalent amount in the Reserve Account on or before the date the prepayment would otherwise have fallen due (the "Deposit").

7.11.3
The Borrowers may nominate a substitute vessel which shall be a product tanker (LR1, LR2, MR or handy size) of the same age or younger than the Vessel that was sold or declared a Total Loss, and with at least an equivalent Market Value, no less than 10 Business Days prior to the proposed date of substitution.

7.11.4	The Agent, on the instruction of the Majority Lenders acting reasonably, shall give notice to the Borrowers as soon as practicable as to whether or not the nominated substitute vessel is acceptable and fulfils the requirements set out in Clause 7.11.3.
7.11.5
If such nomination is accepted, then the relevant owner shall enter into a guarantee on the same terms as the Guarantee, and other Security Documents relating to the substitute vessel in the same form as the equivalent documents relating to the Vessel which was sold or became a Total loss.

7.11.6
The Agent will specify other conditions precedent to the substitution (to include but not be limited to corporate authorities, legal opinions, evidence of class, evidence of adequate insurance coverage and payment of a fee of USD 25,000, and a pledge over the shares in the relevant owner in favour of the Security Agent and to be broadly similar to the conditions precedent relating to other drawdowns), and on satisfaction of such conditions the Deposit shall be released.

7.11.7
If the Borrowers elect not to propose a substitute vessel, they may at any time use the Deposit as a prepayment hereunder, to be applied in accordance with Clause 7.6 (Mandatory prepayment on sale or Total Loss).

7.12	Break Gains for Interest Periods in excess of six months If:
7.12.1
the Agent (acting on the instructions of the Lenders) has agreed to an Interest Period in respect of a Tranche being for a duration of more than six (6) months in accordance with Clause 9.1.1 (Duration of Interest Periods); and

7.12.2	a Borrower prepays all or part of the relevant Tranche in accordance with this Clause 7 (Illegality, Prepayment and Cancellation), that Borrower shall be entitled to be credited with any Break Gains resulting from such prepayment.

Section 5	Costs of Utilisation
8	Interest
8.1	Calculation of interest The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
8.1.1	the relevant Margin; and
8.1.2	LIBOR.
8.2	Payment of interest
8.2.1	Borrower A shall pay accrued interest on Existing Tranche A and Existing Tranche B; and
8.2.2	Borrower B shall pay accrued interest on Existing Tranche C and the New Tranche, quarterly in arrears on each Payment Date for the period since the relevant Drawing or the previous due date for the period of interest.
8.3
Default interest If either Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrowers on demand by the Agent.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
8.4	Notification of rates of interest The Agent shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.
9	Interest Periods
9.1	Duration of Interest Periods
9.1.1
Each Interest Period relating to the Existing Tranche A shall be three (3) calendar months or six (6) calendar months (at the option of Borrower A), each Interest Period relating to the Existing Tranche B shall be three (3) calendar months and each Interest Period relating to the Existing Tranche C or the New Tranche (save the first) shall be three (3) or six (6) calendar months (at the option of Borrower B) or in either case any other period agreed between the Borrowers and the Agent (acting on the instructions of the Lenders).

9.1.2	An Interest Period shall end on a Payment Date and shall not extend beyond the Termination Date for the relevant Tranche.

9.1.3
The first Interest Period in respect of each Drawing shall start on the Drawdown Date of that Drawing and shall end on the following Payment Date; and each subsequent Interest Period in respect of such Drawing shall start on the last day of the preceding Interest Period and end on the Payment Date which falls three (3) or six (6) calendar months (if it relates to Existing Tranche A), three (3) calendar months (if it relates to Existing Tranche B) or three (3) or six (6) calendar months (if it relates to Existing Tranche C or the New Tranche) after the last day of the preceding Interest Period.

9.1.4
If Borrower B at any time fails to select an Interest Period for Existing Tranche C or the New Tranche in accordance with Clause 9.1.1 by the date falling three (3) Business Days prior to the commencement of an Interest Period, then the interest rate applicable shall be based on an Interest Period of three (3) months.

9.2
Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest
10.1
Absence of quotations Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2
Market disruption If a Market Disruption Event occurs for any Interest Period, then, subject to Clause 11.3, the rate of interest on each Lender's share of the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

10.2.1	the Margin; and
10.2.2
the rate notified to the Agent by that Lender as soon as practicable, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

10.2.3	In this Agreement "Market Disruption Event" means:
(a)
at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and no Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(b)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR.

10.3	Alternative basis of interest or funding
10.3.1
If a Market Disruption Event occurs and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to Clause 10.3.1 shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.
10.4
Interest Break Costs The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Interest Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Interest Break Costs for any Interest Period in which they accrue.
11	Fees
11.1	Commitment fee
(a)
Borrower B shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of 35 per cent of the rate specified in the definition of "Margin" on the undrawn amount of the New Tranche from 25 July 2017.

(b)
the accrued commitment fee is payable on the last day of each successive period of three months which ends during the Availability Period, on the last day of the Availability Period, on each Drawdown Date, on each Payment Date and (on the cancelled amount of the relevant Lender's Commitment) at the time the cancellation is effective.

Section 6	Additional Payment Obligations
12	Tax Gross Up and Indemnities
12.1	Definitions In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by a Security Party to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the discretion of the person making the determination (acting reasonably).
12.2
Tax gross-up Each Borrower shall (and shall procure that each other Security Party shall) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

12.2.1
a Borrower shall promptly upon becoming aware that it or any other Security Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and any such other Security Party;

12.2.2
if a Tax Deduction is required by law to be made by the Borrower or any other Security Party, the amount of the payment due from the Borrower or that other Security Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

12.2.3
if a Borrower or any other Security Party is required to make a Tax Deduction, that Borrower shall (and shall procure that such other Security Party shall) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

12.2.4
within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall (and shall procure that such other Security Party shall) deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority;
12.3	Tax indemnity
12.3.1
Each Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 shall not apply:
(a)	with respect to any Tax assessed on a Finance Party:
(i)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(b)	to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up),; or
(ii)	relates to a FATCA Deduction required to be made by a Party.
12.3.3
A Protected Party making, or intending to make a claim under Clause 12.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

12.3.4	A Protected Party shall, on receiving a payment from a Borrower under this Clause 12.3, notify the Agent.
12.4	Tax Credit If a Borrower or any other Security Party makes a Tax Payment and the relevant Finance Party determines that:
12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
12.4.2	that Finance Party has obtained and utilised that Tax Credit,

that Finance Party shall pay an amount to that Borrower or to that other Security Party which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by that Borrower or that other Security Party.
12.5
Stamp taxes The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT
12.6.1
All amounts expressed to be payable under a Finance Document by any Party or any Security Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 12.6.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party or any Security Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party or Security Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to the Borrowers).

12.6.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 12.6.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.6.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6.4
Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the English Value Added Tax Act 1994).

12.6.5
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

12.7	FATCA information
12.7.1	Subject to Clause 12.7.3, each Party shall, within ten Business Days of a reasonable request by another Party:
(a)	confirm to that other Party whether it is:
(i)	a FATCA Exempt Party; or
(ii)	not a FATCA Exempt Party; and
(b)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

12.7.2
If a Party confirms to another Party pursuant to Clause 13.8.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3	Clause 12.7.1 shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:
(a)	any law or regulation;
(b)	any fiduciary duty; or

(c)	any duty of confidentiality.
12.7.4
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 12.7.1 (including, for the avoidance of doubt, where Clause 12.7.3 applies), then:

(a)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and
(b)
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.
12.7.5	If a Borrower is a US Tax Obligor, or where the Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within ten Business Days of:
(a)	where a Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(b)	where a Borrower is a US Tax Obligor and the relevant Lender is a New Lender, the relevant Transfer Date;
(c)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(d)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or
(e)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Lender under FATCA.
The Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Lender pursuant to this Clause 12.7.5 to the Borrowers and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Agent shall not be liable for any action taken by it under or in connection with this Clause 12.7.5.
12.7.6
Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Agent pursuant to Clause 12.7.5 is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Agent in writing of its legal inability to do so. The Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrowers. The Agent shall not be liable for any action taken by it under or in connection with this Clause 12.7.6.
12.8	FATCA Deduction
12.8.1
Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2
The Agent shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers, the Agent and the other Finance Parties.

13	Increased Costs
13.1
Increased costs Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation or any request from or requirement of any central bank or other fiscal, monetary or other authority made after the date of this Agreement (including Basel III (as defined in Clause 13.3) and any other which relates to capital adequacy or liquidity controls or which affects the manner in which that Finance Party allocates capital resources to obligations under this Agreement) or (iii) any change in the risk weight allocated by that Finance Party to the Borrowers after the date of this Agreement.

In this Agreement "Increased Costs" means:
(a)	a reduction in the rate of return from the Loan or on a Finance Party's (or its Affiliate's) overall capital;
(b)	an additional or increased cost; or
(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims
13.2.1
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
13.3.1	attributable to a FATCA Deduction required to be made by a Party;
13.3.2	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 but was not so compensated solely because any of the exclusions in Clause 12.3 applied);
13.3.3	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or
13.3.4
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions) and "Basel III" means (i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (ii) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011 and (iii) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
14	Other Indemnities
14.1
Currency indemnity If any sum due from a Borrower or a Guarantor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

14.1.1	making or filing a claim or proof against that Borrower or that Guarantor (as the case may be), or
14.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Borrower or that Guarantor (as the case may be) shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that Finance Party at the time of its receipt of that Sum.
That Borrower and that Guarantor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
14.2.1	The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;
(b)
a failure by a Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, a Drawing following delivery by the Borrowers of a Drawdown Request but that Drawing not being advanced by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by a Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.
14.2.2
The Borrowers shall promptly indemnify each Finance Party and each officer or employee of a Finance Party (each such person for the purposes of this Clause 14.2 an "Indemnified Person") against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, a Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

14.2.3	Subject to any limitations set out in Clause 14.2.2, the indemnity in that Clause shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:
(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Laws; or
(b)	in connection with any Environmental Claim.
14.3	Indemnity to the Agent The Borrowers shall promptly indemnify the Agent against:
14.3.1	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and
14.3.2
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

14.4
Indemnity to the Security Agent The Borrowers and the Guarantors shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

14.4.1	any failure by the Borrowers to comply with their obligations under Clause 16 (Costs and Expenses);
14.4.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
14.4.3	the taking, holding, protection or enforcement of the Security Documents;
14.4.4	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;
14.4.5	any default by any Security Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or
14.4.6	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property

(otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).
14.5	Indemnity survival The indemnities contained in this Agreement shall survive repayment of the Loan.
15	Mitigation by the Lenders
15.1
Mitigation Each Finance Party shall, in consultation with the Borrowers take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office. The above does not in any way limit the obligations of any Security Party under the Finance Documents.

15.2
Limitation of liability The Borrowers shall promptly indemnify each Finance Party for all reasonable costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation). A Finance Party is not obliged to take any steps under Clause 15.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses
16.1
Transaction expenses The Borrowers shall promptly on demand pay the Agent and the Security Agent the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with:

16.1.1	the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement;
16.1.2	the negotiation, preparation, printing, execution and perfection of any other Finance Documents executed after the date of this Agreement;
16.1.3
any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of a Vessel); and

16.1.4	any discharge, release or reassignment of any of the Security Documents.
16.2
Amendment costs If (i) a Security Party requests an amendment, waiver or consent or (ii) an amendment is required under Clause 29.11 (Change of currency), the Borrowers shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3
Enforcement and preservation costs The Borrowers shall, within three Business Days of demand, pay to each Finance Party and each other Secured Party the amount of all reasonable costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security Documents or enforcing those rights including (without limitation) any losses, costs and expenses which that Finance Party or other Secured Party may from time to time sustain, incur or become liable for by reason of that Finance Party or other Secured Party being mortgagee of a Vessel and/or a lender to a Borrower, or by reason of that Finance Party or other Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

16.4
Other costs The Borrowers shall, within three Business Days of demand, pay to each Finance Party and each other Secured Party the amount of all sums which that Finance Party or other Secured Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party or other Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses reasonably incurred by that Finance Party or other Secured Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Finance Party or other Secured Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

Section 7	Security and Application of Moneys
17	Security Documents and Application of Moneys
17.1
Security Documents As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

17.1.1	first preferred or first priority and second priority mortgages over the Vessels and, if applicable, collateral deeds of covenant;
17.1.2
first priority deeds of assignment of the Insurances, Earnings, Charters and Requisition Compensation of the Vessels from the relevant Owner and the Bareboat Charterer; and the first priority assignments of Insurances (if any) from the Managers contained in the Managers' Undertakings;

17.1.3	a joint and several guarantee and indemnity from each Guarantor;
17.1.4	a first priority account security agreement in respect of all amounts from time to time standing to the credit the Reserve Account;
17.1.5	first priority and second priority charges of all the issued shares of each Owner and the general partner of Owner C, VesselCo E ApS;
17.1.6	the Managers' Undertakings; and
17.1.7	a first priority assignment and subordination of any Inter-company Indebtedness;
17.2
Application after acceleration From and after the giving of notice to the Borrowers by the Agent under Clause 23.2 (Acceleration), the Borrowers shall procure that all sums from time to time standing to the credit of the Reserve Account are immediately transferred to the Security Agent or any Receiver or Delegate for application in accordance with Clause 17.3 (Application of moneys by Security Agent) and the Borrowers irrevocably authorise the Security Agent to instruct the Agent (as account holder) to make those transfers.

17.3
Application of moneys by Security Agent The Borrowers and the Finance Parties irrevocably authorise the Security Agent or any Receiver or Delegate to apply all moneys which it receives and is entitled to receive:

17.3.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or
17.3.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or
17.3.3	by way of transfer of any sum from the Reserve Account; or
17.3.4	otherwise under or in connection with any Security Document, in or towards satisfaction of the Indebtedness in the following order:

17.3.5
first, any unpaid fees, costs, expenses and default interest due to the Agent and the Security Agent (and, in the case of the Security Agent, to any Receiver or Delegate) under all or any of the Finance Documents, such application to be apportioned between the Agent and the Security Agent pro rata to the aggregate amount of such items due to each of them;

17.3.6
second, any unpaid fees, costs, expenses (including any sums paid by the Lenders under Clause 26.10 (Indemnity)) of the Lenders due under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such items due to each of them;

17.3.7
third, any accrued but unpaid default interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such default interest due to each of them;

17.3.8
fourth, any other accrued but unpaid interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such interest due to each of them;

17.3.9
fifth, any principal of the Loan due and payable but unpaid under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such principal due to each of them; and

17.3.10
sixth, any other sum due and payable to any Finance Party but unpaid under all or any of the Finance Documents, such application to be apportioned between the Finance Parties pro rata to the aggregate amount of any such sum due to each of them; and

17.3.11	Seventh, the balance if any, in payment to the Borrowers,
Provided that the balance (if any) of the moneys received shall be paid to the Security Parties from whom or from whose assets those sums were received or recovered or to any other person entitled to them.
17.4
Retention on account Moneys to be applied by the Security Agent or any Receiver or Delegate under Clause 17.3 (Application of moneys by Security Agent) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in any of the Security Documents) the Security Agent or any Receiver or Delegate may retain any such moneys by crediting them to a suspense account for so long and in such manner as the Security Agent or such Receiver or Delegate may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of the Indebtedness (or any relevant part) against the Borrowers or any other person liable.

17.5
Additional security If at any time the aggregate of the Market Value of the Existing Vessels and the New Vessels (which shall be calculated on a semi-annual basis on or around 30 June and 31 December each year by two valuations from Approved Shipbrokers appointed by the Borrower) and the value of any additional security for the time being provided to the Security Agent under this Clause 17.5, such value to be the face amount of any deposit (in the case of cash), to be determined conclusively by appropriate advisors (acting reasonably) appointed by the Agent (in the case of other charged assets) and determined by the Agent in its discretion acting reasonably (in all other cases) is less than 133% of the Loan then outstanding less any amount standing to the credit of the Reserve Account and the value of any additional security for the time being provided to the Security Agent under this Clause 17.5 (the "LTV Coverage"), the Borrowers shall, within 30 days of the Agent’s written request and at the Borrowers' option:
17.5.1
pay into the Reserve Account a cash deposit in such amount as when deducted from the Loan reduces the excess to zero to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

17.5.2
give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion acting reasonably to provide security for such excess, it being agreed that any LR1, LR2, MR or handy size product tanker of less than 15 years old shall be acceptable; or

17.5.3	prepay the Loan in such amount as when deducted from the Loan reduces the excess to zero.
Clauses 6.3 (Reborrowing), 7.3 (Voluntary prepayment of Loan) and 7.9 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 17.5 except that the minimum threshold in Clause 7.3 (Voluntary prepayment of Loan) shall not apply.
The Agent may, at any time during the Facility Period, test the LTV Coverage by obtaining valuations from any two Approved Shipbrokers appointed by it (in which case the average of the of the vauations shall form the basis for determining the compliance with this Clause) with any such valuations being at the cost of the Agent unless an Event of Default is continuing in which case they shall be at the cost of the Borrowers.
Any additional security granted and/or cash deposit made pursuant to this Clause 17.5 shall be discharged or released (in whole or in part) by the Security Agent (at the Borrowers' cost) in the event that the LTV Coverage (without relying on such part of the additional security granted and/or cash deposit made as is to be released) is complied with on the next day of testing, or is again complied with as evidenced by two valuations from the same Approved Shipbrokers as gave the immediately preceding valuations, appointed by the Borrowers. This shall be without prejudice to the Agent's right to make any request under this Clause 17.5 should the value of the remaining security (as evidenced by updated valuations from the same two Approved Shipbrokers) subsequently merit it.
If and for so long as the Borrowers fails to satisfy the obligations arising from the Agent's request under this Clause 17.5 the Borrowers shall, if so demanded by the Agent, compensate the Lenders for the increased risk in relation to the Loan by paying interest on the Loan at a rate calculated in accordance with Clause 8.3 (Default interest) as if the whole of the outstanding Loan were an overdue amount. Any such interest shall accrue in accordance with Clause 32.3 (Day count convention) and be payable by the Borrowers in accordance with Clause 8.2 (Payment of interest) and shall be without prejudice to any other right or remedy any Finance Party may have under Clause 13 (Increased Costs) or Clause 22.34.1 (Events of Default).
A Vessel shall not be included in the calculation of the LTV Coverage unless a Mortgage has been registered and remain registered against such Vessel.
17.6	Release of Mortgages
If:
17.6.1	the Borrowers make a voluntary prepayment in accordance with Clause 7.2 (Voluntary Prepayment of Loan) in respect of a certain Tranche; or
17.6.2	the Borrowers make a balloon payment on the Termination Date in respect of a certain Tranche in accordance with Schedule 9,
(each a "Payment") the Borrowers may require that the Mortgage(s) over one or more of the Vessels financed by that Tranche and the other Security Documents in respect of such Vessel(s) (but not any Vessels financed by other Tranches) be released after such Payment, provided that
(a)	the Borrowers notify the Agent of such requirement no later than 10 Business Days prior to the such Payment;
(b)	the LTV Coverage after such Payment and such release is not less than the LTV Coverage immediately prior to such payment and release;
(c)	the LTV Coverage exceeds 133% after such Payment and release;
(d)
the LTV Coverage for the purpose of this Clause shall be calculated on the basis of the Market Value of the Vessels (as determined by the most recent valuation provided to the Agent pursuant to Clause 20.2.3); and

(e)	no Default has occurred and is continuing.
18	Guarantee and Indemnity
18.1	Guarantee and indemnity
18.1.1	Guarantor A irrevocably and unconditionally:
(a)
guarantees to each Finance Party punctual performance by each other Security Party of all that Security Party's obligations under the Finance Documents (insofar as those obligations relate to the Existing Tranche A and the Existing Tranche B);

(b)
undertakes with each Finance Party that whenever another Security Party does not pay any amount when due under or in connection with any Finance Document (insofar as such payment relates to the Existing Tranche A and the Existing Tranche B), Guarantor A shall immediately on demand pay that amount as if it was the principal obligor; and
(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal (insofar as the obligation relates to the Existing Tranche A and the Existing Tranche B), it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Security Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by Guarantor A under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.1.2	Guarantor B irrevocably and unconditionally:
(a)
guarantees to each Finance Party punctual performance by each other Security Party of all that Security Party's obligations under the Finance Documents (insofar as those obligations relate to Existing Tranche C and the New Tranche);

(b)
undertakes with each Finance Party that whenever another Security Party does not pay any amount when due under or in connection with any Finance Document insofar as such payment relates to Existing Tranche C and the New Tranche), Guarantor B shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal (insofar as the obligation relates to Existing Tranche C and the New Tranche), it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Security Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by Guarantor B under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.1.3	The Owners (in their capacity as guarantors) each jointly and severally irrevocably and unconditionally:
(a)	guarantees to each Finance Party punctual performance by each other Security Party of all that Security Party's obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever another Security Party does not pay any amount when due under or in connection with any Finance Document, the Owners (in their capacity as guarantors) shall immediately on demand pay that amount as if it was the principal obligor; and
(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Security Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Owners (in their capacity as guarantors) under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2
Continuing Guarantee This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Security Party under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	No limit on demands There shall be no limit on the number of demands which a Finance Party may make against a Guarantor in accordance with Clause 18.1 (Guarantee and indemnity).
18.4
Reinstatement If any discharge, release or arrangement (whether in respect of the obligations of any Security Party or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantors under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.5
Waiver of defences The obligations of the Guarantors under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

18.5.1	any time, waiver or consent granted to, or composition with, any Security Party or other person;
18.5.2	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;
18.5.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.5.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;
18.5.5
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

18.5.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
18.5.7	any insolvency or similar proceedings.
18.6
Guarantors intent Without prejudice to the generality of Clause 18.5 (Waiver of defences), the Guarantors expressly confirm that they intend that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.7
Immediate recourse The Guarantors waive any right they may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantors under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.8
Appropriations Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

18.8.1
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantors shall not be entitled to the benefit of the same; and

18.8.2	hold in an interest-bearing suspense account any moneys received from the Guarantors or on account of the Guarantors' liability under this Clause 18.
18.9	Deferral of Guarantors’ rights Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantors will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:
18.9.1	to be indemnified by a Security Party;
18.9.2	to claim any contribution from any other guarantor of any Security Party's obligations under the Finance Documents;
18.9.3
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

18.9.4
to bring legal or other proceedings for an order requiring any Security Party to make any payment, or perform any obligation, in respect of which the Guarantors have given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

18.9.5	to exercise any right of set-off against any Security Party; and/or
18.9.6	to claim or prove as a creditor of any Security Party in competition with any Finance Party.
If the Guarantors receive any benefit, payment or distribution in relation to such rights they shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics).
18.10	Additional security This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
18.11
Cash collateral If an Event of Default has occurred and is continuing, the Agent (acting on the instructions of the Majority Lenders), without prejudice to any other rights or remedies available under the Finance Documents or otherwise under law, shall be entitled to call immediately an amount equal to the Indebtedness from the Guarantors and hold the proceeds in escrow as cash collateral in respect of the Borrowers' performance under the Finance Documents.

18.12
Subordination Each Borrower and each Guarantor agrees and undertakes with the Finance Parties that all claims of whatsoever nature which it has or may have at any time against any other Security Party or any of their respective property or assets shall rank after and be in all respects subordinate to any and all claims, whether actual or contingent, which the Finance Parties have or may have at any time against such other Security Party or any of its property or assets and that if an Event of Default has occurred and is continuing it will not without the prior written consent of the Agent (acting on the instructions of the Majority Lenders):

18.12.1	demand or accept payment in whole or in part of any moneys owing to it by any other Security Party;
18.12.2
take any steps to enforce its rights to recover any moneys owing to it by any other Security Party and more particularly (but without limitation) take or issue any judicial or other legal proceedings against any other Security Party or any of their respective property or assets; or

18.12.3	prove in the liquidation or other dissolution of any other Security Party in competition with a Finance Party.
18.13
Guarantors incorporated in Singapore Notwithstanding any provision of this Clause 18 or of any other Finance Document, the obligations of any Guarantor incorporated in Singapore (a "Singaporean Guarantor") under this Clause 18 and under any Finance Document, the obligations of any Singaporean Guarantor under this Guarantee shall be limited to an amount equivalent to the higher of:

18.13.1	the Equity of the Singaporean Guarantor at the date of this Guarantee;
18.13.2	the Equity of the Singaporean Guarantor at the time Singaporean Guarantor is request to make a payment under this Guarantee; and
18.13.3	with respect to a Singaporean Guarantor which is an Owner, the aggregate fair market value at any time of the Vessels owned by such Singaporean Guarantor.
For the purposes of this Clause 18.13 only, "Equity" shall mean the equity of the Singaporean Guarantor in question calculated in accordance with GAAP at the relevant time, however, adjusted if and to the extent any book value is not equal to the market value. The calculation of Equity shall not include the guarantee obligations pursuant to this guarantee.

Section 8	Representations, Undertakings and Events of Default
19	Representations
19.1	Representations Each Borrower and each Guarantor make the representations and warranties set out in this Clause 19 to each Finance Party.
19.1.1	Status Each of the Security Parties:
(a)	is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction; and
(b)	has the power to own its assets and carry on its business as it is being conducted.
19.1.2	Binding obligations Subject to the Legal Reservations:
(a)	the obligations expressed to be assumed by each of the Security Parties in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and
(b)
(without limiting the generality of Clause 19.1.2(a)) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

19.1.3	Non-conflict with other obligations The entry into and performance by each of the Security Parties of, and the transactions contemplated by, the Relevant Documents do not conflict with:
(a)	any law or regulation applicable to such Security Party;
(b)	the constitutional documents of such Security Party; or
(c)
any agreement or instrument binding upon such Security Party or any of such Security Party's assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.1.4	Power and authority
(a)
Each of the Security Parties has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)
No limit on the powers of any Security Party will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

19.1.5	Validity and admissibility in evidence All Authorisations required or desirable:

(a)
to enable each of the Security Parties lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Security Party is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part III of Schedule 2 (Conditions Subsequent).
19.1.6	Governing law and enforcement
Subject to the Legal Reservations:
(a)	the choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Security Party; and
(b)
any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Security Party, save that judgements from countries outside the European Union may not be enforceable in Denmark.

19.1.7
Insolvency No corporate action, legal proceeding or insolvency proceedings or creditors' process described in Clause 23.1.7 (Creditors' process) has been taken or, to the knowledge of any Borrower or the Guarantor, threatened in relation to a Security Party; and none of the circumstances described in Clause 23.1.6 (Insolvency) applies to a Security Party.

19.1.8
No filing or stamp taxes Under the laws of the Relevant Jurisdictions of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)
registration of particulars of those Finance Documents at the Companies Registry of the relevant Security Party as detailed in the legal opinions obtained by the Agent in connection with this Agreement and payment of associated fees;

(b)	registration of each Mortgage at the Ships Registry where title to a Vessel is registered in the relevant Owner and payments of associated fees; and
(c)	stamping of the share charges in relation to Owner A and Owner B,

which registrations, filing, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.
19.1.9
Deduction of Tax None of the Security Parties is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender.

19.1.10	No default
(a)
No Event of Default and, on the date of this Agreement and each Drawdown Date, no Default is continuing or is reasonably likely to result from the advance of the Loan or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Security Parties or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.1.11	No misleading information Save as disclosed in writing to the Agent prior to the date of this Agreement:
(a)
all material information provided to a Finance Party by or on behalf of any of the Security Parties on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(b)
all other written information provided by any of the Security Parties (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.1.12	Financial statements
(a)	The most recent financial statements of the Group delivered pursuant to Clause 20.1 (Financial statements):
(i)	have been prepared in accordance with GAAP; and
(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(b)
Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of any of the Security Parties.

19.1.13
No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any of the Security Parties.

19.1.14	No breach of laws None of the Security Parties has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
19.1.15	Environmental laws
(a)
Each of the Security Parties is in compliance with Clause 22.4 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry) is threatened against any of the Security Parties where that claim has or is reasonably likely, if determined against that Security Party to have a Material Adverse Effect.

19.1.16	Taxation
(a)
None of the Security Parties is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax, the consequence of which is likely to have a Material Adverse Effect.

(b)
No claims or investigations are being, or are reasonably likely to be, made or conducted against any of the Security Parties with respect to Taxes, which if adversely determined is reasonably likely to have a Material Adverse Effect.

19.1.17
Anti-corruption law Each of the Security Parties has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.1.18	No Encumbrance or Financial Indebtedness
(a)	No Encumbrance exists over all or any of the present or future assets of any of the Owners, other than Permitted Encumbrances.

(b)	None of the Owners has any Financial Indebtedness outstanding other than as permitted by this Agreement and as notified in writing to the Agent prior to the date of this Agreement.
19.1.19
Pari passu ranking The payment obligations of each of the Security Parties under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.1.20	No adverse consequences
(a)	It is not necessary under the laws of the Relevant Jurisdictions of any of the Security Parties:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or
(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Security Parties.
(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Security Parties by reason only of the execution, performance and/or enforcement of any Finance Document.

19.1.21
No Disclosure of material facts No Borrower or Guarantor is aware of any material facts or circumstances which have not been disclosed to the Agent and which would, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

19.1.22
Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrowers to the Agent in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent

19.1.23	No Immunity No Security Party or any of its assets is immune to any legal action or proceeding.
19.1.24	Money laundering Any borrowing by a Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities.
19.1.25	Sanctions
(a)
Each Borrower and each Guarantor and their respective directors, officers, joint ventures and employees and, to the best knowledge of each Borrower and each Guarantor, their respective agents and representatives (each acting in the capacity as agent or, as the case may be, representative for a Borrower or a Guarantor) has been and is in compliance with Sanctions Laws applicable to it.

(b)
No Borrower and no Guarantor nor any other member of the Group or any Relevant Affiliate of any of them or their respective directors, officers, joint ventures or employees and, to the best knowledge of each Borrower and Guarantor, their respective agents and representatives (each acting in the capacity as agent or, as the case may be, representative for a Borrower or a Guarantor):

(i)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party or acts directly or indirectly on behalf of a Restricted Party; or
(ii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.
19.2
Repetition  Each Repeating Representation is deemed to be repeated by each Borrower and each Guarantor by reference to the facts and circumstances then existing of each Drawdown Date and (save for those contained in Clause 19.1.11 (No Misleading Information) on each Interest Payment Date.

20	Information Undertakings
The undertakings in this Clause 20 remain in force for the duration of the Facility Period.
20.1	Financial statements Borrower B shall supply to the Agent in sufficient copies for all of the Lenders:
20.1.1	as soon as the same become available, but in any event within 150 days after the end of each financial year the audited consolidated financial statements of the Group for that financial year; and
20.1.2
as soon as the same become available, but in any event within 60 days after the end of each quarter during each of its financial years, the unaudited quarterly financial statements of the Group (including profit and loss statements, balance sheet and cash flow statements for that quarter; and

20.1.3
as soon as the same become available but in any event no later than the 1st December of each financial year and each time the same are revised or amended, detailed consolidated forward-looking budgets for the next twelve (12) months (showing, without limitation, profit and loss statements, balance sheet, cash flow statements and written assumptions) including all revisions and amendments thereto (the "Annual Budgets"); and

20.1.4	if requested by the Agent, audited annual financial statements of any Subsidiary of Borrower B; and
20.1.5
promptly, details of any defaults by an member of the Group relating to Financial Indebtedness in excess of ten million dollars (USD 10,000,000) or any material litigation relating to a member of the Group; and

20.1.6	within 7 days of demand, such other information as the Agent may reasonably require.
20.2	Compliance Certificate and valuations of the Fleet Vessels
20.2.1
Borrower B shall supply to the Agent throughout the Facility Period, with its annual financial statements delivered pursuant to Clause 20.1 (Financial statements) and its quarterly financial statements delivered pursuant to Clause 20.1 (Financial statements) or Clause 17.5 (Additional Security) for the quarters ending 30 June and 31 December, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up and attaching supporting schedules.

20.2.2	The Compliance Certificate shall be signed by:
(a)	A director of Borrower B which is a member of the top management of the Group; or
(b)	the Chief Financial Officer or the Head of Treasury of Borrower A pursuant to a power of attorney from a director of Borrower B which is a member of the top management of the Group.
20.2.3
Borrower B shall within 10 Business Days after the end of each financial quarter provide the Agent with two independent valuations of the fair market value of the Fleet Vessels as of the relevant quarter from the Approved Shipbrokers addressed to Borrower B and determined in the same manner as the Market Value of the Vessels.

20.3	Requirements as to financial statements
Each set of financial statements delivered by a Borrower or a Guarantor under Clause 20.1 (Financial statements):
20.3.1	shall be certified by the relevant company as giving a true and fair view of (in the case of annual financial statements), or fairly representing (in other cases), its financial condition as at the date as at which those financial statements were drawn up; and
20.3.2
shall be prepared using GAAP, accounting practices and financial reference periods unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(a)	a description of any change necessary for those financial
statements to reflect the GAAP, accounting practices and reference periods upon which the earlier financial statements were prepared; and
(b)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the earlier financial statements.

If Borrower B updates or changes the financial statements or the Annual Budgets in any material respect, it shall deliver to the Agent such updated or changed financial statements or Annual Budgets and a written explanation of the main changes in those financial statements or Annual Budgets, together with the next Compliance Certificate delivered pursuant to Clause 20.2.
20.4	Information: miscellaneous Each Borrower and each Guarantor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
20.4.1
At the same time as they are dispatched (and only if the Agent so requests), copies of all documents dispatched by a Borrower or any other Security Party to its creditors generally (or any class of them);

20.4.2
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

20.4.3
promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Security Parties with the terms of any Security Documents including without limitation cash flow analyses and details of the operating costs of any Vessel; and

20.4.4
promptly on request, such further information regarding the financial condition, assets and operations of any Security Party (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Security Party under this Agreement) as any Finance Party through the Agent may reasonably request.

20.5	Notification of default
20.5.1	Each Borrower and each Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
20.5.2
Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	"Know your customer" checks
20.6.1	If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of a Security Party or the Sponsor after the date of this Agreement; or
(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of Clause 20.6.1(c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 20.6.1(c), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 20.6.1(c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
20.6.2
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	Financial Covenants
21.1	Borrower B shall maintain (on a consolidated basis):

21.1.1
Free Liquidity and, for so long as the availability period under the RCF Facility Agreement ends at least six months after any calculation date, the aggregate amount of undrawn commitments under the RCF Facility Agreement which are available for utilisation at such date, of the greater of seventy five million dollars (USD 75,000,000) and 5% of Group Debt at all times provided that at all times, the Free Liquidity shall be at least the greater of forty million Dollars (USD 40,000,000) and 5% of the Group Debt; and

21.1.2	an Equity Ratio of at least 25%.
21.2
If the Borrowers or any other member of the Group enter into a loan agreement or any other financial arrangement having similar effect or a guarantee, or amends, modifies or supplements an existing loan agreement, any other financial arrangement or guarantee, which includes Financial Covenants in respect of the Borrowers that are more beneficial to that lender or credit provider than the Financial Covenants of the Borrowers set out herein (the "New Financial Covenants") then the Borrowers shall promptly deliver a notice in writing to the Agent (a "Most Favoured Notice") which shall include a reasonably detailed description of the more favourable New Financial Covenants (together with a copy of the relevant New Financial Covenant).

Following the delivery of a Most Favoured Notice, the Agreement shall if requested by the Agent be amended to include the New Financial Coveants within 15 Business Days after the Agent's request in a form acceptable to the Agent.
In this Clause 21.2:
"Financial Covenants" means any financial covenant including but not limited to minimum liquidity requirements and/or requirements as to the ratio of equity to total assets and/or limitations on dividends, in each case related to Borrower B and its Subsidiaries, save for limitations on dividends which shall only relate to Borrower B.
22	General Undertakings
The undertakings in this Clause 22 remain in force for the duration of the Facility Period.
22.1	The Owners undertakes to comply with all undertakings contained in Schedule 11 (Vessel and Insurance Undertakings) of this Agreement.
In the event of any discrepancies between the ship covenants and the insurance covenants in the Mortgages and the undertakings set out in Schedule 11 (Vessel and Insurance Undertakings) hereto, the undertakings in Schedule 11 (Vessel and Insurance Undertakings) hereto shall take precedent.
22.2	Authorisations Each Borrower shall promptly:
22.2.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and
22.2.2	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(a)	enable any Security Party to perform its obligations under the Finance Documents to which it is a party;
(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and
(c)	enable any Security Party to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
22.3	Compliance with laws
22.3.1
Each Borrower and each Guarantor shall comply in all respects with all laws to which it may be subject, if (except as regards Sanctions Laws, to which Clause 22.3.2 applies, and anti-corruption laws, to which Clause 22.6 applies) failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.3.2	Each Borrower and each Guarantor shall comply (and shall procure that each other Security Party, shall comply) in all respects with all Sanctions Laws.
22.4	Environmental compliance
Each Borrower and each Guarantor shall:
22.4.1	comply with all Environmental Laws;
22.4.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
22.4.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
22.5	Environmental Claims
Each Borrower and each Guarantor shall promptly upon becoming aware of the same, inform the Agent in writing of:
22.5.1	any Environmental Claim against any of the Security Parties which is current, pending or threatened; and
22.5.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Security Parties.
where the claim, if determined against that Security Party has or is reasonably likely to have a Material Adverse Effect.

22.6	Anti-corruption law
22.6.1
Each Borrower and each Guarantor shall not (and shall procure that no other Security Party will) directly or indirectly use the proceeds of the Loan for any purpose which would breach the English Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

22.6.2	Each Borrower and each Guarantor shall (and shall procure that each other Security Party shall):
(a)	conduct its businesses in compliance with applicable anti-corruption laws; and
(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.
22.6.3	Sanctions
(a)	Each Borrower and each Guarantor shall ensure that none of them, or any of their respective directors, officers or employees is or will become a Restricted Party.
(b)
Each Borrower and each Guarantor shall, and shall procure that each other member of the Group and each Relevant Affiliate of any of them shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties, to the extent such discharge with such revenue or benefit would be prohibited by Sanctions Laws or would otherwise cause any Finance Party to be in breach of Sanctions Laws.

(c)
Each Borrower and each Guarantor shall procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party in its name or in the name of any other member of the Group or any Relevant Affiliate of any of them, to the extent such provision of proceeds would be prohibited by Sanctions Laws or would otherwise cause any Finance Party to be in breach of Sanctions Laws.

(d)
Each Borrower and each Guarantor shall, and shall procure that each other member of the Group shall, to the extent permitted by law promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

(e)	No Borrower or Guarantor shall permit or authorise and each Borrower and each Guarantor shall prevent any Vessel being used directly or indirectly:
(i)	by or for the benefit of any Restricted Party in violation of Sanctions Laws or in any manner which would otherwise cause any Finance Party to be in breach of Sanctions Laws; and/or
(ii)
in any trade which is reasonably likely to expose the Vessel, any Finance Party, any manager, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions Laws.

22.7	Taxation
22.7.1
Each Borrower and each Guarantor shall (and shall procure that each other Security Party shall) generally pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;
(b)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 20.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
22.7.2	Neither any Borrower nor any Guarantor may change its residence for Tax purposes without the consent of the Security Agent (such consent not to be unreasonably withheld).
22.8
Evidence of good standing Each Borrower will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any of the Security Parties remain in good standing.

22.9
Pari passu ranking Each Borrower and each Guarantor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.10	Negative pledge
The Borrowers and the Guarantors shall not (and shall procure that no other Security Party will) create nor permit to subsist any Encumbrance or other third party rights over the Vessels, or other Charged Property during the Facility Period, save for Permitted Encumbrances.
22.11	Disposals
22.11.1	Except as permitted under Clause 22.11.2, no Owner shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.
22.11.2
Clause 22.11.1 does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or a Permitted Transaction. Clause 22.11.1 shall not apply to any sale or other disposal of a Vessel for market value in circumstances where the relevant repayment (as provided in Clause 7.6) shall be made on completion of such sale.

22.12	Arm's length basis
22.12.1
Any transactions or agreements entered into between (i) any Borrower or any Guarantor and (ii) any Guarantor or the Sponsor or the Managers or any of their respective Affiliates shall be on arm's length terms and for fair market value and shall be subject to full disclosure to the Agent.

22.12.2	The following transactions shall not be a breach of this Clause 22.12:
(a)
fees, costs and expenses payable under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(b)	any Permitted Transaction.
22.13	Merger Neither any Borrower nor any Guarantor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior written consent of the Agent.
22.14
Change of business Neither any Borrower nor any Guarantor shall make any change to the general nature of its business from that carried on at the date of this Agreement it being agreed that Borrower A may discontinue its dry bulk business and Borrower B may dispose of all of its vessels and continue business as a holding company without breaching this covenant.

22.15	No other business No Owner shall engage in any business other than the ownership, operation, chartering and management of the relevant Vessel.
22.16
No acquisitions No Owner shall acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company, without the prior consent of the Agent.

22.17	No Joint Ventures No Owner shall:
22.17.1	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or
22.17.2
transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

22.18
No borrowings No Owner shall incur or allow to remain outstanding any Financial Indebtedness (except for the Loan) other than the Inter-company Indebtedness which is subject to the Inter-company Indebtedness Assignment.

22.19
No substantial liabilities Except in the ordinary course of business, no Owner shall incur any liability to any third party which is in the Agent's opinion (acting reasonably) of a substantial nature other than the Inter-company Indebtedness which is subject to the Inter-company Indebtedness Assignment.

22.20
No loans or credit No Owner shall be a creditor in respect of any Financial Indebtedness unless it is a loan made in the ordinary course of business in connection with the chartering, operation or repair of the relevant Vessel or a Permitted Transaction.

22.21	No guarantees or indemnities No Owner shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person unless it is a Permitted Transaction.
22.22	Dividend Payment
22.22.1	Except as permitted under Clause 22.22.2 below, Borrower B shall not:
(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;
(c)	pay or allow the payment by any other member of the Group of any management, advisory or other fee to or to the order of any of the shareholders of Borrower B;
(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or
(e)
make any payment or repayment or allow any other member of the Group to make a payment or repayment under any Financial Indebtedness owed to a shareholder of Borrower B or a member of the Group which is not a Borrower or a Guarantor;

each of the above being referred to herein as a "Distribution".
22.22.2
Clause 22.22.1 above does not apply to any direct or indirect Distributions by Borrower B after the expiry of each half of each of its financial years, of up to 75% of its Net Income (as defined below) for that half year period; provided that:

(a)	any such Distributions are declared and made when no Default is continuing or would occur immediately after the declaration or making of such payments; and
(b)	after giving effect to any such payments, Borrower B is not in breach of any of the provisions of Clause 21 (Financial Covenants).

For this purpose, "Net Income" shall mean the net income determined based on Borrower B's financial statements as at 30 June or its annual audited financial statements, as the case may be. Any amount available for distribution based on Net Income for a financial year and that is not distributed shall not be carried forward.
22.22.3	This Clause 22.22 shall cease to apply at any time:
(a)	at which the Group LTV is equal to or less than fifty per cent. (50%) and would continue to be equal to or less than fifty per cent. (50%) following the Distribution; or
(b)	the Borrower is listed on the New York Stock Exchange or Nasdaq New York.
22.22.4
For this purpose "Group LTV" means the ratio of (y) the sum of the Group's Financial Indebtedness less cash and Cash Equivalents to (z) the aggregate Market Value of the Fleet Vessels determined in the same manner as Market Value in respect of the Vessels as evidenced by the valuations to be provided by Borrower B to the Agent pursuant to Clause 20.2.1.

22.23	Inspection of records Each Borrower and each Guarantor will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.
22.24	Further assurance
22.24.1
Each Borrower and each Guarantor shall (and shall procure that each other Security Party shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)
to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)
to confer on the Security Agent or confer on the Finance Parties an Encumbrance over any property and assets of that Security Party located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

22.24.2
Each Borrower and each Guarantor shall (and shall procure that each other Security Party shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

22.25	Change of Manager
22.25.1	The Borrowers shall procure that:
(a)
if a Management Agreement is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date, such Management Agreement is replaced by a similar agreement in form and substance satisfactory to the Majority Lenders (acting reasonably); and

(b)	any new Manager provides the Agent with a Manager's Undertaking immediately upon of its appointment on terms acceptable to the Agent (acting reasonably); and
(c)
if a Bareboat Charter is terminated, cancelled or otherwise ceases to remain in full force and effect, Borrower A (acting as Manager) and the relevant Owner shall, unless otherwise agreed by the Agent, execute a management agreement in respect of the commercial and technical management of the relevant Vessel.

22.25.2	Each Borrower and each relevant Owner shall procure that each vessel owned by the Group shall be managed commercially by Borrower A or another company approved by the Agent (acting reasonably).
22.26
Building Contracts The Owners undertake not to agree or to permit any changes to the Building Contracts which are likely have an adverse effect on the Market Value of the New Vessels or otherwise materially alter the Vessels, including any change in class notation.

22.27	Change of flag or classification society
22.27.1
The Owners shall maintain the registration of their respective Vessels under an Approved Flag for the duration of the Facility Period. Re-flagging of a Vessel under an Approved Flag is permitted, subject always to (i) the provisions of Clauses 4.5 (Conditions Precedent to Re-flagging under an Approved Flag) and (ii) provision of prior written notice to the Agent by the relevant Owner (setting out in full the relevant details in respect of the proposed re-flagging) at least 15 Business Days before the proposed re-flagging, provided always that the Agent (acting in its reasonable discretion) may at any time withdraw its approval in respect of an Approved Flag.

22.27.2
The Owners shall maintain their respective Vessels under an Approved Classification Society for the duration of the Facility Period provided always that the Agent (acting in its reasonable discretion) may at any time withdraw its approval in respect of an Approved Classification Society.
22.28	No change of control in respect of the Guarantors
22.28.1	Borrower B shall retain throughout the Facility Period the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(a)	cast, or control the casting of 100% of the votes that might be cast at a general meeting of Guarantor B and of each Owner;
(b)	appoint or remove all of the directors or other equivalent officers of Guarantor B and of each Owner; and
(c)	give directions with respect to the management policies of Guarantor B and of each Owner; and
22.28.2	Borrower B shall retain throughout the Facility Period the legal and beneficial ownership (directly or indirectly) of 100% of the issued share capital of Guarantor B and of each Owner.
22.29	Chartering
22.29.1
Neither the Borrowers nor any Owner nor the Bareboat Charterer shall enter into any Charter for a Vessel (except for a Bareboat Charter) which is a bareboat or demise charter or passes possession and operational control of such Vessel to another person.

22.29.2
All Charters of the Vessels shall be on terms as to payment or amount of hire which are not materially less beneficial to the Borrowers or any Owner than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as such Vessel under charter commitments of a similar type and period.

22.29.3
The Borrowers shall promptly notify the Agent of any Charter made for a period which is longer than thirteen (13) months (including any optional or automatic extension periods) and shall deliver to the Agent, upon the Agent's reasonable request, a summary of all Charters to which the Vessels are subject, including the identity of the charterers.

22.29.4
The Borrowers and/or the relevant Owner shall give notice of the assignments contained in the Assignments for each Vessel to the charterer under any Charter for such Vessel longer than thirteen (13) months (including any optional or automatic extension periods) immediately upon entry into the Assignment (or, if later, the date of entry into such Charter) and shall ensure that the Agent receives a copy of that notice, provided that, prior to the occurrence and continuance of an Event of Default, no notice shall be required to be given if that Borrower demonstrates sound commercial reasons to refrain from giving such notice.

22.29.5	The Bareboat Charterer shall not do anything which would or might prevent the Borrowers complying with this Clause 22 or the operation and insurance provisions contained in any Mortgage or collateral deed of covenants, or fail to do anything required by the Bareboat Charter where failure to do so would or might have such an effect.
22.29.6	No Owner shall charter-in any vessels.
22.30
Assignment and Subordination Any Inter-company Indebtedness shall be unsecured and shall be (i) assigned to the Security Agent pursuant to an Inter-company Indebtedness Assignment and (ii) subordinated to the Loan on terms acceptable to the Agent.

22.31	[DELIBERATELY NOT USED]
22.32	Delivery of Vessels The Owners undertake to use all reasonable endeavours to take delivery of all Vessels within the Availability Period.
22.33	[DELIBERATELY NOT USED]
22.34	Subordination
22.34.1
Borrower A (in its capacity as Bareboat Charterer) acknowledges that each of the Security Agent's rights and powers arising out of or pursuant to the relevant Mortgage shall in all respects and at all times have precedence and priority over the rights and powers of the Bareboat Charterer arising out of or pursuant to the Bareboat Charter.

22.34.2
Borrower A (in its capacity as Bareboat Charterer) undertakes for the duration of the Bareboat Charter not to create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of the relevant Vessel other than a Permitted Encumbrance.

22.34.3
Borrower A (in its capacity as Bareboat Charterer) undertakes for the duration of the Bareboat Charter to perform all of the relevant Owner's obligations contained in Schedule 11 (Vessel and Insurance Undertakings) of this Agreement jointly and severally with the Owner.

22.34.4
Borrower A (in its capacity as Bareboat Charterer) agrees that, should an Event of Default occur and the Security Agent wish to take and enter into possession of the relevant Vessel pursuant to its rights under the relevant Mortgage, the Bareboat Charterer will immediately on the demand of the Security Agent surrender possession of the relevant Vessel to or to the order of the Security Agent free of the Bareboat Charter.

22.34.5
Borrower A (in its capacity as Bareboat Charterer) agrees that, should an Event of Default occur and be continuing unremedied and unwaived and the Security Agent wishes to sell the relevant Vessel pursuant to its rights under the relevant Mortgage, such sale may be made free of the Bareboat Charter and any claim for loss of the same shall be made against the relevant Owner or the balance (if any) of the proceeds of sale in the hands of the Security Agent after payment of the Indebtedness unless the Security Agent is obliged by law to apply such balance in favour of parties other than the Bareboat Charterer.

22.34.6
Borrower A (in its capacity as Bareboat Charterer) agrees that, should an Event of Default occur and the Security Agent wishes to take and enter into possession of the relevant Vessel and/or to sell the relevant Vessel pursuant to its rights under the relevant Mortgage, the Bareboat Charter will immediately on the demand of the Security Agent be terminated.

23	Events of Default
23.1	Events of Default Each of the events or circumstances set out in this Clause 23.1 is an Event of Default.
23.1.1	Non-payment A Security Party does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within three Business Days of its due date.
23.1.2	Other specific obligations
(a)	Any requirement of Clause 21 (Financial Covenants) is not satisfied.
(b)	A Security Party does not comply with any obligation in a Finance Document relating to the Insurances or with Clause 17.5 (Additional security).
(c)	The Borrowers do not comply with Clauses 7.6.1 or 7.6.2 (Mandatory prepayment on sale or Total Loss)
23.1.3	Other obligations
(a)	A Security Party does not comply with any provision of a Finance Document (other than those referred to in Clause 23.1.1 (Non-payment) and Clause 23.1.2 (Other specific obligations).
(b)
No Event of Default under this Clause 23.1.3 will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (i) the Agent giving notice to the Borrowers and (ii) the Borrowers becoming aware of the failure to comply.

23.1.4
Misrepresentation Any representation or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

23.1.5	Cross default
(a)	Any Financial Indebtedness of a Security Party:

(i)	is not paid when due nor within any originally applicable grace period; or
(ii)	is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described).
(b)	Any commitment for any Financial Indebtedness of any Security Party is cancelled or suspended by a creditor of that Security Party as a result of an event of default (however described).
No Event of Default will occur under this Clause 23.1.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within (c)(f) to (c) is less than USD 10,000,000 (or its equivalent in any other currency or currencies).
23.1.6	Insolvency
An Insolvency Event occurs in respect of any Security Party.
23.1.7	Creditors' process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party having an aggregate value of USD 10,000,000.
23.1.8	Unlawfulness and invalidity
(a)
It is or becomes unlawful for a Security Party to perform any of its obligations under the Finance Documents or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Security Party under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

23.1.9
Cessation of business A Security Party other than Borrower B, which may dispose of all of its vessels and continue business as a holding company, ceases, or threatens to cease, to carry on all or a substantial part of its business.

23.1.10	Change in ownership or control of a Guarantor There is any breach of Clause 22.28.2.
23.1.11	Expropriation The authority or ability of a Security Party to conduct its business is limited or wholly or substantially curtailed by any seizure,

expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to a Security Party or any of its assets.
23.1.12	Repudiation and rescission of agreements
(a)	A Security Party rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.
(b)
Any of the Management Agreements is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date and is not promptly replaced by a similar agreement in form and substance satisfactory to the Majority Lenders (acting reasonably).

23.1.13	Conditions subsequent Any of the conditions referred to in Clause 4.3 (Conditions subsequent) is not satisfied within the time reasonably required by the Agent.
23.1.14
Revocation or modification of Authorisation Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties or any other person (except a Finance Party) to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, materially prejudicial to the interests of any Finance Party, or ceases to remain in full force and effect.

23.1.15	Reduction of capital A Guarantor reduces its authorised or issued or subscribed capital.
23.1.16
Challenge to registration The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

23.1.17
War The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion (acting reasonably) considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

23.1.18	Notice of determination A Guarantor gives notice to the Security Agent to determine any obligations under the relevant Guarantee.
23.1.19
Litigation Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Relevant Documents (other than the Charters or the Management Agreements) or the transactions contemplated in the Relevant Documents or against a Security Party or its assets which have or are reasonably likely to have a Material Adverse Effect.
23.1.20
Material Adverse Change Any event of circumstance set out in Clause 23.1.21 (Sanctions) occurs in relation to any member of the Group or an Affiliate of any of them or any member of the Group or an Affiliate of any of them acts in a way contrary to the obligations set out in Clauses 22.3 (Environmental Compliance), 22.5 (Anti-corruption law) and 22.6.1 (Taxation) and the Majority Lenders reasonably believe that such event or actions have or are reasonably likely to have a Material Adverse Effect.

23.2	Acceleration On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:
23.2.1	by notice to the Borrowers cancel the Total Commitments, at which time they shall immediately be cancelled;
23.2.2
by notice to the Borrowers declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, at which time they shall become immediately due and payable;

23.2.3	by notice to the Borrowers declare that the Loan is payable on demand, at which time it shall immediately become payable on demand made by the Agent on the instructions of the Majority Lenders; and/or
23.2.4	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
23.2.5	by notice to the Borrowers amend or select such Interest Periods for the Loan and/or convert the Indebtedness into such other currency as the Agent may determine; and/or
23.2.6
take any other action, exercise any other right or pursue any other remedy conferred upon the Agent by this Agreement and/or by all or any of the Security Documents or by any applicable Regulation or otherwise as a consequence of such Event of Default; and/or

23.2.7	enforce any and all statutory rights under any applicable law, including the Danish Administration of Justice Act; and/or
23.2.8	recover from the Security Parties on demand all expenses incurred or paid by the Agent or the Security Agent in connection with the exercise of the powers referred to in this Clause 23.2.
23.3	Security Agent's Powers
23.3.1
If an Event of Default shall occur, and the Agent shall demand payment of all or any part of the Indebtedness, the security constituted by each Mortgage and this Agreement shall become immediately enforceable and the Security Agent shall be entitled to exercise all or any of the rights, powers, discretions and remedies vested in the Security Agent by this Clause without any requirement for any court order or declaration that an

Event of Default has occurred. The Security Agent's right to exercise those rights, powers, discretions and remedies shall be in addition to and without prejudice to all other rights, powers, discretions and remedies to which it may be entitled, whether by statute or otherwise. The Security Agent shall be entitled to exercise its rights, powers, discretions and remedies despite any rule of law or equity to the contrary, and whether or not any previous default shall have been waived, and in particular without the limitations contained in Section 103 of the English Law of Property Act 1925 or any statutory provision which the Security Agent considers analogous to that section under the law of any other relevant jurisdiction.
23.3.2	In the circumstances described in Clause 23.3.1, the Security Agent shall be entitled (but not obliged) to in respect of each Vessel:
(a)	take possession of the Vessel wherever she may be; and/or
(b)	discharge the master and crew of the Vessel and employ a new master and crew; and/or
(c)	navigate the Vessel to such places as the Security Agent may decide or detain or lay up the Vessel; and/or
(d)
in the name of the Security Agent or the name of the relevant Owner, demand, sue for, receive and give a good receipt for all sums due to the relevant Owner in connection with the Vessel and, in the name of the Security Agent or the name of the relevant Owner or the name of the Vessel, commence such legal proceedings as it may consider appropriate, or conduct the defence of any legal proceedings commenced against the Vessel or the relevant Owner in its capacity as owner of the Vessel; and/or

(e)
sell or dispose of all or any shares in the Vessel either by private treaty or auction, on such terms as the Security Agent shall think fit (including deferred payment terms and with or without the benefit of any charterparty or other contract of employment), with the power to make a loan on such terms as the Security Agent may decide to any prospective purchaser to assist in the purchase of the Vessel, and the power to postpone any sale, without being liable for any loss caused by any such sale or the postponement of any such sale; and/or

(f)	replace, maintain or repair any part of the Vessel or alter her to suit the Security Agent's requirements and put her through all appropriate surveys; and/or
(g)
employ agents, servants and others (including, without limitation, any commercial and/or technical manager in respect of the relevant Vessel) on such terms as the Security Agent may in its discretion determine; and/or

(h)	charter or load the Vessel on such terms and for the carriage of such cargoes as the Security Agent may in its discretion determine.
23.3.3
For the avoidance of doubt, if the Security Agent takes any action or enters into or completes any transaction pursuant to Clause 23.3.2 after an Event of Default has been remedied, that action or transaction shall not be affected by the remedying of the Event of Default.

Section 9	Changes to Parties
24	Changes to the Lenders
24.1	Assignments and transfers by the Lenders Subject to this Clause 24, a Lender (the "Existing Lender") may:
24.1.1	assign any of its rights; or
24.1.2	transfer by novation any of its rights and obligations; or
24.1.3	sub-participate any of its rights and obligations,
under any Finance Document to another bank or financial institution or other entity which is regularly engaged in or established for the purpose of making, purchasing, or investing in loans, securities or other financial assets (other than any hedge fund, opportunity fund or private equity investor) (the "New Lender").
24.2	Conditions of assignment or transfer
24.2.1
An Existing Lender must consult with the Borrowers for no more than 15 Business Days before it may make an assignment or transfer or sub-participation in accordance with Clause 24.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of a Lender (falling within the definition of a “New Lender”); or
(b)	made at a time when an Event of Default is continuing.
24.2.2
The consent of the Borrowers to an assignment or transfer or sub-participation must not be unreasonably withheld or delayed. The Borrowers will be deemed to have given their consent 15 Business Days after the Lender has requested it unless consent is expressly refused by the Borrowers within that time.

24.2.3	An assignment will only be effective on:
(a)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(b)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(c)	it is for a minimum amount of ten million dollars (USD 10,000,000).

24.2.4	A transfer will only be effective if the procedure set out in Clause 24.4 (Procedure for transfer) is complied with.
24.2.5	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This Clause 24.2.5 shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Loan.
24.2.6
Each New Lender confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Limitation of responsibility of Existing Lenders
24.3.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;
(b)	the financial condition of any Security Party;
(c)	the performance and observance by any Security Party of its obligations under the Relevant Documents or any other documents; or
(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document, and any representations or warranties implied by law are excluded.
24.3.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Security Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any of the Relevant Documents; and

(b)
will continue to make its own independent appraisal of the creditworthiness of each Security Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.3.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or
(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Security Party of its obligations under the Relevant Documents or otherwise.
24.4	Procedure for transfer
24.4.1
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 24.4.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.2.3(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.4.2
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.4.3	On the Transfer Date:
(a)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each Borrower and each Guarantor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(b)	each Borrower and each Guarantor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower and the Guarantors and the New Lender have assumed and/or acquired the same in place of that Borrower and the Guarantors and the Existing Lender;
(c)
the Agent, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(d)	the New Lender shall become a Party as a "Lender".
24.5	Procedure for assignment
24.5.1
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 24.5.3 when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.5.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

24.5.2
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

24.5.3	On the Transfer Date:
(a)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents and expressed to be the subject of the assignment in the Assignment Agreement;

(b)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents); and

(c)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

24.5.4
Lenders may utilise procedures other than those set out in this Clause 24.5 to assign their rights under the Finance Documents (but not, without the consent of the relevant Security Party or unless in accordance with Clause 24.4 (Procedure for transfer), to obtain a release by that Security Party from the obligations owed to that Security Party by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.6
Copy of Transfer Certificate or Assignment Agreement to Borrowers The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrowers a copy of that Transfer Certificate or Assignment Agreement.

24.7
Security over Lenders' rights In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create Encumbrances in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

24.7.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and
24.7.2
in the case of any Lender which is a fund, any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:
(a)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)
require any payments to be made by a Security Party other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.8	Fee The New Lender shall, on the date on which the transfer, assignment or sub-participation becomes effective, pay to the Agent (for its own account) a fee of five thousand Dollars (USD 5,000).
24.9
Restriction on Debt Purchase Transaction No Security Party shall, and the Borrowers shall procure that no member of the Group shall, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) and (c) of the definition of Debt Purchase Transaction.

25	Changes to the Security Parties
25.1
No assignment or transfer by Security Parties No Security Party may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, without the prior written consent of the Agent.

Section 10	The Finance Parties
26	Role of the Agent and the Security Agent
26.1	Appointment of the Agent
26.1.1
Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents and each of the Lenders and the Agent appoints the Security Agent to act as its security agent under and in respect of the Security Documents.

26.1.2
Each of the Lenders authorises the Agent and each of the Lenders and the Agent authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.1.3
Except in Clause 26.13 (Replacement of the Agent) or where the context otherwise requires, references in this Clause 26 to the "Agent" shall mean the Agent and the Security Agent individually and collectively.

26.1.4
The Reserve Account Pledge, the Inter-company Indebtedness Assignment and any other Danish law Security Documents shall be granted by the relevant parties to the Security Agent as security agent (in Danish: fuldmægtig) for the Finance Parties in accordance with Section 18 of the Danish Capital Markets Act (in Danish: lov om kapitalmarkeder) (as amended from time to time) (in Danish: værdipapirhandelsloven). Each of the Finance Parties appoints the Security Agent as security agent (in Danish: fuldmægtig) to receive and hold the Reserve Account Pledge, the Inter-company Indebtedness Assignment and any other Danish law Security Documents on behalf of and for the benefit of the Finance Parties and the Security Agent agrees to receive and hold the Reserve Account Pledge, the Inter-company Indebtedness Assignment and the other Danish law Security Documents accordingly.

26.2	Instructions
26.2.1	The Agent shall:
(a)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 26.2.1(a).
26.2.2
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

26.2.3
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

26.2.4
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

26.2.5	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
26.2.6
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 26.2.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Finance Documents or the enforcement of the Finance Documents.

26.3	Duties of the Agent
26.3.1	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
26.3.2	Subject to Clause 26.3.3, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
26.3.3	Without prejudice to Clause 24.6 (Copy of Transfer Certificate or Assignment Agreement to Borrower), Clause 26.3.1 shall not apply to any Transfer Certificate or any Assignment Agreement.
26.3.4	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.3.5	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
26.3.6
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

26.3.7	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
26.4	No fiduciary duties
26.4.1	Subject to Clause 26.11 (Trust) which relates to the Security Agent only, nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.
26.4.2	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
26.5
Business with Security Parties and the Group The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Borrower any other Security Party or its Affiliate and any other member of the Group.

26.6	Rights and discretions of the Agent
26.6.1	The Agent may:
(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(b)	assume that:
(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of (A), may assume the truth and accuracy of that certificate.
26.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or security agent for the Finance Parties (as the case may be)) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Events of Default));
(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(c)	any notice or request made by the Borrowers (other than a Drawdown Request) is made on behalf of and with the consent and knowledge of all the Security Parties.
26.6.3	The Agent may engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts.
26.6.4
Without prejudice to the generality of Clause 26.6.3 or Clause 26.6.5, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

26.6.5
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

26.6.6	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:
(a)	be liable for any error of judgment made by any such person; or
(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.
26.6.7	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
26.6.8	Without prejudice to the generality of Clause 26.6.7, the Agent:
(a)	may disclose; and

(b)	on the written request of the Borrowers or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Borrowers and to the other Finance Parties.
26.6.9
Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.6.10
The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 10.2.2 (Market Disruption).

26.6.11
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.7	Responsibility for documentation The Agent is not responsible or liable for:
26.7.1
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, a Security Party or any other person given in or in connection with any Relevant Document or the transactions contemplated in the Finance Documents;

26.7.2
the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Relevant Document; or

26.7.3
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.8	No duty to monitor The Agent shall not be bound to enquire: 26.8.1 whether or not any Default has occurred;
26.8.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
26.8.3	whether any other event specified in any Finance Document has occurred.

26.9	Exclusion of liability
26.9.1	Without limiting Clause 26.9.2 (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent) the Agent shall not be liable for:
(a)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents, unless directly caused by its gross negligence or wilful misconduct;

(b)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, any Encumbrance created or expressed to be created or evidenced by the Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents;

(c)	any shortfall which arises on the enforcement or realisation of the Trust Property; or
(d)
without prejudice to the generality of Clauses 26.9.1(a), 26.9.1(b) and 26.9.1(c), any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or
(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
26.9.2
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Relevant Document and any officer, employee or agent of the Agent may rely on this Clause.

26.9.3
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.9.4	Nothing in this Agreement shall oblige the Agent to carry out:
(a)	any "know your customer" or other checks in relation to any person;
(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.
26.9.5
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.10	Lenders' indemnity to the Agent
26.10.1
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and every Receiver and Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Agent, Receiver or Delegate under, or exercising any authority conferred under, under the Finance Documents (unless the relevant Agent, Receiver or Delegate has been reimbursed by a Security Party pursuant to a Finance Document).

26.10.2	Subject to Clause 26.10.3, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to Clause 26.10.1

26.10.3	Clause 26.10.2 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to a Security Party.
26.11
Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 26.11, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 26.11. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the English Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

26.11.1
the Security Agent and any Delegate may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any Delegate by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

26.11.2
the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance;

26.11.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement;
26.11.4
the Security Agent shall not be liable for any failure, omission, or defect in perfecting the security constituted or created by any Finance Document including, without limitation, any failure to register the same in accordance with the provisions of any of the documents of title of any Security Party to any of the assets thereby charged or effect or procure registration of or otherwise protect the security created by any Security Document under any registration laws in any jurisdiction and may accept without enquiry such title as any Security Party may have to any asset;

26.11.5
the Security Agent shall not be under any obligation to hold any title deed, Finance Document or any other documents in connection with the Finance Documents or any other documents in connection with the property charged by any Finance Document or any other such security in its own possession or to take any steps to protect or preserve the same, and may permit any Security Party to retain all such title deeds, Finance Documents and other documents in its possession; and

26.11.6
save as otherwise provided in the Finance Documents, all moneys which under the trusts therein contained are received by the Security Agent may be invested in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent, and the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including the Security Agent) and upon such terms as the Security Agent may think fit.

The provisions of Part I of the English Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.
26.12	Resignation of the Agent
26.12.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.
26.12.2
Alternatively the Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent.

26.12.3
If the Majority Lenders have not appointed a successor Agent in accordance with Clause 26.12.2 within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent.

26.12.4
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate (for reasons not related to remuneration) for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 26.12.3, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with a reasonable agency fee (acceptable to the Borrowers (acting reasonably) and those amendments will bind the Parties).

26.12.5
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

26.12.6	The Agent's resignation notice shall only take effect upon the appointment of a successor and (in the case of the Security Agent) the transfer of all the Trust Property to that successor.
26.12.7	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance

Documents (other than its obligations under Clause 26.12.5) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
26.12.8
The Agent shall resign in accordance with Clause 26.12.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 26.12.3) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)
the Agent fails to respond to a request under Clause 12.7 (FATCA information) and a Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)
the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) a Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Borrower or that Lender, by notice to the Agent, requires it to resign.
26.13	Replacement of the Agent
26.13.1
After consultation with the Borrowers, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority lenders) replace the Agent by appointing a successor Agent.

26.13.2
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its function as Agent under the Finance Documents.

26.13.3
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 26.13.2 but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).
26.13.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
26.14	Confidentiality
26.14.1
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.14.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
26.14.3
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

26.15	Relationship with the Lenders
26.15.1
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and
(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
26.15.2
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and Clause 31.6.1(b) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
26.16
Credit appraisal by the Lenders Without affecting the responsibility of any Security Party for information supplied by it or on its behalf in connection with any Relevant Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Relevant Document including but not limited to:

26.16.1	the financial condition, status and nature of each Security Party;
26.16.2
the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document;

26.16.3
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Relevant Document, the transactions contemplated by the Relevant Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of under or in connection with any Relevant Document; and

26.16.4
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any Encumbrance created or expressed to be created or evidenced by the Security Documents or the existence of any Encumbrance affecting the Charged Property.

26.17
Deduction from amounts payable by the Agent If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27	Conduct of Business by the Finance Parties
No provision of this Agreement will:
27.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
27.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
27.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28	Sharing among the Finance Parties
28.1
Payments to Finance Parties If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from a Security Party other than in accordance with Clause 29 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

28.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
28.1.2
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

28.1.3
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2
Redistribution of payments The Agent shall treat the Sharing Payment as if it had been paid by the relevant Security Party and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 29.6 (Partial payments) towards the obligations of that Security Party to the Sharing Finance Parties.

28.3
Recovering Finance Party's rights On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Security Party, as between the relevant Security Party and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Security Party.

28.4	Reversal of redistribution If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
28.4.1
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

28.4.2	as between the relevant Security Party and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Security Party.

28.5	Exceptions
28.5.1
This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Security Party.

28.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and
(b)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11	Administration
29	Payment Mechanics
29.1
Payments to the Agent On each date on which a Security Party or a Lender is required to make a payment under a Finance Document that Security Party or that Lender shall make the same available to the Agent for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.
29.2
Distributions by the Agent Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to a Security Party) and Clause 29.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

29.3
Distributions to a Security Party The Agent may (with the consent of a Security Party or in accordance with Clause 30 (Set-Off)) apply any amount received by it for that Security Party in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Security Party under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding
29.4.1
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.2
Unless Clause 29.4.3 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.4.3
If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(a)	the Agent shall notify the Borrowers of that Lender's identity and the Borrowers shall on demand refund it to the Agent; and

(b)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5	Impaired Agent
29.5.1
If, at any time, the Agent becomes an Impaired Agent, a Security Party or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either:

(a)	pay that amount direct to the required recipient(s); or
(b)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Security Party or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.
29.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
29.5.3
A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

29.5.4
Promptly upon the appointment of a successor Agent in accordance with Clause 26.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 29.5.5) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 29.2 (Distributions by the Agent).

29.5.5	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(a)	that it has not given an instruction pursuant to Clause 29.5.4; and

(b)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
29.6	Partial payments
29.6.1
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Security Party under the Finance Documents, the Agent shall apply that payment towards the obligations of that Security Party under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;
(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
29.6.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 29.6.1(b) to 29.6.1(d).
29.6.3	Clauses 29.6.1 and 29.6.2 will override any appropriation made by a Security Party.
29.7
No set-off by Security Parties All payments to be made by a Security Party under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8
Business Days Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
29.9	Currency of account
29.9.1	Subject to Clauses 29.9.2 to 29.9.5, dollars is the currency of account and payment for any sum due from a Security Party under any Finance Document.
29.9.2	A repayment or payment of all or part of the Loan or an Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

29.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
29.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
29.9.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
29.10
Control account The Agent shall open and maintain on its books a control account in the names of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers' obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 29.10 and those entries will, in the absence of manifest error, be conclusive and binding.

29.11	Change of currency
29.11.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(b)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

29.11.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30	Set-Off
30.1
Set-off A Finance Party may set off any matured obligation due from a Security Party under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Security Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31	Notices
31.1	Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
31.2
Addresses The address, fax number, e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

31.2.1	in the case of each Borrower and any Security Party, that identified with that Borrower's name below;
31.2.2	in the case of each Guarantor, that identified with its name below;
31.2.3	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
31.2.4	in the case of the Agent or the Security Agent, that identified with its name below, or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.
31.3	Delivery Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:
31.3.1	if by way of fax, when received in legible form; or
31.3.2	if by way of letter, when it has been left at the relevant address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).
All notices from or to a Security Party shall be sent through the Agent.
Any communication or document which becomes effective, in accordance with this Clause 31.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
31.4	Notification of address and fax number Promptly upon changing its address or fax number, the Agent shall notify the other Parties.
31.5	Communication when Agent is Impaired Agent If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent,

communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
31.6	Electronic communication
31.6.1
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
31.6.2
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

31.6.3	Any electronic communication which becomes effective, in accordance with Clause 31.6.2, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
31.7	English language Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:
31.7.1	in English; or
31.7.2
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32	Calculations and Certificates
32.1
Accounts In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Agent are prima facie evidence of the matters to which they relate.

32.2
Certificates and determinations Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3
Day count convention Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33	Partial Invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
34	Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
35	Amendments and Waivers
35.1	Required consents
35.1.1
Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Parties.

35.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.
35.1.3
Without prejudice to the generality of Clauses 26.6.3, 26.6.4 and 26.6.5 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

35.2	Exceptions
35.2.1	An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:
(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;
(e)	a change to a Security Party, other than as contemplated by and in accordance with the provisions of Clause 7.11 or Clause 22.27.1;
(f)	any provision which expressly requires the consent of all the Lenders;
(g)	Clause 2.2 (Finance Parties' rights and obligations), Clause 24 (Changes to the Lenders), this Clause 35, Clause 40 (Governing Law) or Clause 41.1 (Jurisdiction of English courts);
(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(i)	the Guarantee;
(ii)	the Charged Property; or
(iii)	the manner in which the proceeds of enforcement of the Security Documents are distributed; or
(i)
the release of the Guarantee or of any Encumbrance created or expressed to be created or evidenced by the Security Documents unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of any Encumbrance created or expressed to be created or evidenced by the Security Documents where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made, or given, without the prior consent of all the Lenders and the Borrowers.
35.2.2
An amendment or waiver which relates to the rights or obligations of the Agent or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent or the Security Agent.

35.3	Excluded Commitments
If:
35.3.1
any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 5 Business Days of that request being made; or

35.3.2	any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in

Clauses 35.2.1(b), 35.2.1(c) and 35.2.1(d) (Exceptions)) or such a vote within 10 Business Days of that request being made,
(unless, in either case, the Borrowers and the Agent agree to a longer time period in relation to any request):
(a)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
35.4	Replacement of Lender
35.4.1	If:
(a)	any Lender becomes a Non-Consenting Lender (as defined in Clause 35.4.4); or
(b)
a Borrower or any other Security Party becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 12.2 (Tax gross-up), Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased costs) to any Lender, then the Borrowers may, on ten Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrowers, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued Interest Break Costs, Break Funding Costs and other amounts payable in relation thereto under the Finance Documents.
35.4.2	The replacement of a Lender pursuant to this Clause 35.4 shall be subject to the following conditions:
(a)	the Borrowers shall have no right to replace the Agent or Security Agent;
(b)	neither the Agent nor the Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 15 days after the date on which that Lender is deemed a Non-Consenting Lender;
(d)	in no event shall the Lender replaced under this Clause 35.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(e)
the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 35.4.1 once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

35.4.3
A Lender shall perform the checks described in Clause 35.4.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 35.4.1 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

35.4.4	In the event that:
(a)
the Borrowers or the Agent (at the request of the Borrowers) have requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and
(c)
Lenders whose Commitments aggregate more than 66 % per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 % per cent of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".
35.5	Disenfranchisement of Defaulting Lenders
35.5.1	For so long as a Defaulting Lender has any Commitment, in ascertaining:
(a)	the Majority Lenders; or
(b)	whether:
(i)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(ii)	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that

Defaulting Lender's Commitment will be reduced by the amount of its participation in the Loan it has failed to make available and, to the extent that that reduction results in that Defaulting Lender's Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of (i) and (ii).
35.5.2	For the purposes of this Clause 35.5, the Agent may assume that the following Lenders are Defaulting Lenders:
(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in (a), (b) or (c) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
35.6	Replacement of a Defaulting Lender
35.6.1
The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrowers which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(a)
in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest, Interest Break Costs, Break Funding Costs and other amounts payable in relation thereto under the Finance Documents; or

(b)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in (a).
35.6.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 35.6 shall be subject to the following conditions:
(a)	the Borrowers shall have no right to replace the Agent or Security Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;
(c)	the transfer must take place no later than 10 Business Days after the notice referred to in Clause 35.6.1;
(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(e)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to 35.6.1 once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

35.6.3
The Defaulting Lender shall perform the checks described in Clause 35.6.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 35.6.1 and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

36	Confidentiality
36.1
Confidential Information Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information. The Finance Parties acknowledge that all information relating to the participants or investors in the Sponsor is considered by the Borrowers and the Sponsor to be particularly commercially sensitive and highly confidential and is not to be shared with any person other than (i) in accordance with Clause 36.2.1, Clause 36.2.2(e) or Clause 36.2.2(f) or (ii) in all other circumstances with the prior written consent of the Sponsor (such consent not to be unreasonably withheld) on a case by case basis.

36.2	Disclosure of Confidential Information Subject to Clause 36.1, any Finance Party may disclose:
36.2.1
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 36.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

36.2.2	to any person (who, in relation to Clauses 36.2.2 (a), (b), (d) or (g) satisfies the requirements to Clause 24.1.2 to be a New Lender):

(a)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, and professional advisers;

(b)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person's Affiliates, and professional advisers;

(c)
appointed by any Finance Party or by a person to whom Clause 36.2.2(a) or 36.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 26.15.2 (Relationship with the Lenders));

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 36.2.2(a) or 36.2.2(b);
(e)
to whom information is required to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(g)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.7 (Security over Lenders' rights);
(h)	who is a Party; or
(i)	with the consent of each Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(i)
in relation to Clauses 36.2.2(a), 36.2.2(b) and 36.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)
in relation to Clause 36.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)
in relation to Clauses 36.2.2(e), 36.2.2(f) and 36.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; Provided that in relation to Clauses 36.2.2 (e) and (f) the relevant Finance Parties shall notify the Borrowers of any relevant request (if so permitted, prior to any relevant disclosure) and shall provide the minimum disclosure to meet any such requirement.

36.2.3
to any person appointed by that Finance Party or by a person to whom Clause 36.2.2(a) or 36.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 36.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking and agree to share such information only with parties who would qualify as New Lenders under Clause 24.1.2;

36.2.4
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information. Any Lender may also disclose the size and term of the Loan and the name of each of the Security Parties to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender's rights or obligations under the Finance Documents.

36.3	Disclosure to numbering service providers
36.3.1
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Security Parties the following information:

(a)	names of Security Parties;

(b)	country of domicile of Security Parties;
(c)	place of incorporation of Security Parties;
(d)	date of this Agreement;
(e)	Clause 40 (Governing law);
(f)	the name of the Agent;
(g)	date of each amendment and restatement of this Agreement;
(h)	amount of Total Commitments;
(i)	currencies of the Loan;
(j)	type of Loan;
(k)	ranking of the Loan;
(l)	Termination Date;
(m)	changes to any of the information previously supplied pursuant to (a) to (l); and
(n)	such other information agreed between such Finance Party and that Security Party, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
36.3.2
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

36.3.3	Each Borrower represents that none of the information set out in Clauses 36.3.1(a) to 36.3.1(n) is unpublished price-sensitive information.
36.3.4	The Agent shall notify the Borrowers and the other Finance Parties of:
(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or one or more Security Parties; and
(b)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or one or more Security Parties by such numbering service provider.
36.4
Entire agreement This Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5
Inside information Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.6	Notification of disclosure Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:
36.6.1
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 36.2.2(e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

36.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.
36.7	Continuing obligations The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 24 months from the earlier of:
36.7.1
the date on which all amounts payable by the Security Parties under or in connection with the Finance Documents have been paid in full and the Loan has been cancelled or otherwise ceases to be available; and

36.7.2	the date on which such Finance Party otherwise ceases to be a Finance Party.
37	Disclosure of Lender Details by Agent
37.1
Supply of Lender details to Borrowers The Agent shall provide to the Borrowers within seven Business Days of a request by the Borrowers (but no more frequently than once per calendar month) a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

37.2	Supply of Lender details at Borrowers' direction
37.2.1	The Agent shall, at the request of the Borrowers, disclose the identity of the Lenders and the details of the Lenders' Commitments to any:
(a)	other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and
(b)	Security Party.
37.2.2
Subject to Clause 37.2.3, the Borrowers shall procure that the recipient of information disclosed pursuant to Clause 37.2.1 shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient's own confidential information.

37.2.3
The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

37.3	Supply of Lender details to other Lenders
37.3.1
If a Lender (a "Disclosing Lender") indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender's name and Commitment to any other Lender that is, or becomes, a Disclosing Lender.

37.3.2	The Agent shall, if so directed by the Requisite Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.
37.4	Lender enquiry If any Lender believes that any entity is, or may be, a Lender and:
37.4.1	that entity ceases to have an Investment Grade Rating; or
37.4.2	an Insolvency Event occurs in relation to that entity,
the Agent shall, at the request of that Lender, indicate to that Lender the extent to which that entity has a Commitment.
37.5	Lender details definitions In this Clause 37:
"Investment Grade Rating" means, in relation to an entity, a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.
"Requisite Lenders" means a Lender or Lenders whose Commitments aggregate 15 per cent (or more) of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated 15 per cent (or more) of the Total Commitments immediately prior to that reduction).

38	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
39	Joint and Several Liability
39.1
Nature of liability The representations, warranties, covenants, obligations and undertakings of the Owners (in their capacity as Guarantors) contained in this Agreement shall be joint and several so that each Guarantor shall be jointly and severally liable for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

39.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Owner or any other Security Party under or in connection with any Finance Document;
39.1.2	any amendment, variation, novation or replacement of any other Finance Document;
39.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Owner or any other Security Party for any reason;
39.1.4	the winding-up or dissolution of any other Owner or any other Security Party;
39.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Owner or any other Security Party; or
39.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.
39.2
No rights as surety Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Guarantor agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Guarantor and any other Guarantor or any other Security Party:

39.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or
39.2.2	exercise any right of contribution from any other Guarantor or any other Security Party under any Finance Document; or
39.2.3	exercise any right of set-off or counterclaim against any other Guarantor or any other Security Party; or

39.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Guarantor or any other Security Party; or
39.2.5
unless so directed by the Agent (when the relevant Guarantor will prove in accordance with such directions), claim as a creditor of any other Guarantor or any other Security Party in competition with any Finance Party; and

39.2.6
each Guarantor shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

Section 12	Governing Law and Enforcement
40	Governing Law
This Agreement is governed by Danish law, except for Clause 26.11 (Trust), which shall be governed by English law.
41	Enforcement
41.1
Jurisdiction of Danish courts The City Court of Copenhagen (Københavns Byret) has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a "Dispute"). Each Party agrees that the courts of Denmark are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with a legitimate basis for jurisdiction. To the extent allowed by law, any Finance Party may take concurrent proceedings in any number of jurisdictions.
41.2	Service of process
41.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Borrower and each Guarantor;
(a)	irrevocably appoints Borrower A as its agent for service of process in relation to any proceedings before the Danish courts in connection with any Finance Document; and
(b)	agrees that failure by a process agent to notify that Borrower or that Guarantor (as the case may be) of the process will not invalidate the proceedings concerned.
41.2.2
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the relevant Borrower or the relevant Guarantor (as the case may be) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lenders
Name of Original Lender	Commitment	Treaty Passport scheme reference number and jurisdiction of residence (if applicable)
Danmarks Skibskredit A/S (CVR number 27492649)	USD 149,163,191.35 (Existing Tranche)	N/A
Danmarks Skibskredit A/S (CVR number 27492649)	USD 87,800,000 (New Tranche)	N/A

Schedule 2
Part I
Conditions Precedent to Execution of this Agreement
1	Security Parties
(a)
Constitutional documents Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).
(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute those Finance Documents; and
(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf.
(d)	Specimen signatures A specimen of the signature of each person authorised by the resolutions referred to in (c).
(e)
Shareholder resolutions A copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Security Party is a party.

(f)	Officer's certificates An original certificate of a duly authorised officer of each Security Party:
(i)	certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect;
(ii)	setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder; and
(iii)	confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on that Security Party to be exceeded.
(g)	Evidence of registration Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.
(h)
Powers of attorney The original notarially attested and legalised power of attorney of each of the Security Parties under which the Finance Documents to which it is or is to become a party are to be executed or transactions undertaken by that Security Party.

2
Security Documents The Guarantee and the Share Charges together with all other documents required by any of them, including, without limitation, all share certificates, certified copy share registers or registers of members, transfer forms, proxy forms, letters of resignation and letters of undertaking.

3	Other documents and evidence
(a)	Process agent Evidence that any process agent referred to in Clause 41.2 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.
(b)
Other Authorisations A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(c)	Original Budgets A copy of the Original Budgets of the Borrower.
(d)
"Know your customer" documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents and any additional information required by the Agent to comply with anti-money laundering legislation and legislation against the financing of terrorism.

(e)
Equity Commitment Evidence satisfactory to the Agent that a minimum of USD 89,000,000 has been committed into OCM Holdings and the Guarantors by way of a letter of equity commitment from the Sponsor or other Affiliate of the Sponsor acceptable to the Agent together with a certificate from a director of the entity committing the equity confirming the amount of that entity's called and uncalled capital.

Part II
Conditions Precedent to each Drawing
1
Bringdown Certificate. A certificate in respect of each Security Party dated no more than five Business Days prior to the Drawdown Date, signed by a director or duly authorised officer of each relevant Security Party, confirming that none of the documents and evidence delivered by such Security Party to the Agent pursuant to Schedule 2, Part I, paragraph 1, (or clause 2 of the Supplemental Agreement, in the case of the Owners of the New Vessels and in the case of the Borrower) have been modified, amended, or revoked since their delivery to the Agent, except as set forth in such certificate.

2	Security and related documents
(a)	Vessel documents Photocopies, certified as true, accurate and complete by the Owner, of:
(i)	the relevant MOAs and, if applicable, the Building Contract as the case may be) including all amendments thereto;
(ii)
such documents as the Agent may reasonably require to evidence the nomination of the Owner as purchaser of the Vessel pursuant to the relevant MOAs and, if applicable, the Building Contract as the case may be);

(iii)	the bill of sale transferring title in the Vessel to the Owner free of all encumbrances, maritime liens or other debts;
(iv)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Seller (or the Builder) to the Owner pursuant to the MOA (or the Building Contract);
(v)	any Charter or other contract of employment of the Vessel which will be in force on the Drawdown Date;
(vi)	the Management Agreements;
(vii)	(if available) the Vessel's current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;
(viii)	(if available) evidence of the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;
(ix)	(if available) the Vessel's current SMC;
(x)	the ISM Company's current DOC;
(xi)	(if available) the Vessel's current ISSC;

(xii)	(if available) the Vessel's current IAPPC;
(xiii)	the Vessel's current Tonnage Certificate; and
(xiv)	in case of a New Vessel, evidence e.g. by a copy of the appropriate certificate that a Scrubber has been installed on the relevant New Vessel, in each case together with all addenda, amendments or supplements.
(b)
Evidence of Owner's title Evidence that on the Drawdown Date (i) the Vessel will be at least provisionally registered under an Approved Flag in the ownership of the Owner and (ii) the Mortgage will be registered against the Vessel with first priority no later than simultaneously with the release of the Drawing by the Agent.

(c)
Evidence of insurance Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)
Confirmation of class A Certificate of Confirmation of Class or Class Certificate for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd's Register or such other classification society as may be acceptable to the Agent (acting reasonably) free of overdue recommendations affecting class.

(e)
Security Documents The Mortgage and the Assignments in respect of the Vessel, the Inter-company Indebtedness Assignment and if applicable, the Managers' Undertakings, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and reasonable evidence that those notices will be duly acknowledged by the recipients provided always that notices of assignment will only be served on Charterers if the charter period is more than 13 months.

(f)
Building Contract Evidence that the Vessel has been constructed in accordance with the Building Contract in all material respects and that no changes have been made to the Building Contract which are not permitted under this Agreement.

(g)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 2.
3	Legal opinions
The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Loan or confirmation satisfactory to the Agent that such opinions will be given (and the Agent undertakes to use all reasonable endeavours to receive such confirmation prior to the Drawdown Date):

(a)	a legal opinion as to English law;
(b)	a legal opinion as to Singapore Law; and
(c)	a legal opinion as to Danish law.
4	Other documents and evidence
(a)	Drawdown Request A duly completed Drawdown Request.
(b)
Other Authorisations A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the relevant Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(c)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the relevant Drawdown Date.
(d)
Material Adverse Effect No event or circumstance has occurred which would or is reasonably likely to affect the ability of any Security Party to perform its payment obligations under any Finance Document as they fall due.

(e)	Loan Note A copy of any loan note or other evidence of indebtedness from the Owner of the relevant Vessel to the relevant Borrower.

Part III
Conditions Subsequent
1
Evidence of Owner's title Certificate of ownership and encumbrance/transcript of register (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in the Preliminary confirming that (i) the Vessel is permanently registered under that flag in the ownership of the Owner, (ii) the Mortgage has been registered with first priority against the Vessel and (iii) there are no further Encumbrances registered against the Vessel.

2
Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge served pursuant to any Security Documents received by the Agent pursuant to Part II of this Schedule 2.
4	Legal opinions Such of the legal opinions specified in Part I and Part II of this Schedule 2 as have not already been provided to the Agent.
5
Companies Act registrations Evidence that the prescribed particulars of any Security Documents received by the Agent pursuant to Part I of this Schedule 2 have been delivered to the Registry of Companies/Corporations in the relevant jurisdiction within the statutory time limit.

6
Compliance Certificate The Borrower and each Guarantor shall supply to the Agent as soon as practicable and in any event by the last day of the Availability Period, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants).

7
Vessel Certificates If and to the extent that any of the items listed in Schedule 2, Part II, paragraph 2 (vii) to (xiii) and Schedule 2 Part II, paragraph (e) are not delivered to the Agent on or prior to the Drawdown Date, the Borrower shall supply such items to the Agent as soon as practicable and in any event no later than 3 calendar months of that Drawdown Date.

8	Master's receipt The master's receipt for the Mortgage (other than a Mortgage in respect of a Newbuilding).

Part IV
Conditions Precedent to Re-flagging under an Approved Flag
1
A certificate from the relevant Owner confirming that none of the documents delivered to the Agent pursuant to Clauses 4.1, 4.2 and 4.3 have been amended or modified in any way since the date of their delivery to the Agent, or copies, certified by a duly authorised officer of the relevant Owner as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified.

2
A copy, certified by the relevant Owner as true, complete and accurate and neither amended nor revoked, of a resolution of the directors and a resolution of the shareholders of that Owner (together, where appropriate, with signed waivers of notice of any directors’ meetings) approving, and authorising or ratifying the execution of the new Mortgage and any document to be executed by that Owner pursuant to the new Mortgage.

3	A notarially attested and legalised power of attorney of the relevant Owner under which the new Mortgage and any documents required pursuant to it are to be executed by that Owner.
4	The relevant new Mortgage.
5
Evidence that immediately prior to the relevant re-flagging the new Mortgage will be capable of being registered against the relevant Vessel with first priority through the relevant Registrar of Ships (or equivalent official) immediately following the re-flagging.

6	Confirmation satisfactory to the Agent that all legal opinions required by the Finance Parties in respect of the re-flagging will be given substantially in the form required by the Agent.
7	No Default shall have occurred and be continuing.
8
A certificate of ownership and encumbrances (or equivalent) issued by the relevant Registrar of Ships (or equivalent official) confirming that, following the relevant re-flagging, (a) the relevant Vessel is permanently registered under the relevant Approved Flag in the ownership of the relevant Owner, (b) the new Mortgage has been registered with first priority against that Vessel and (c) there are no further Encumbrances registered against that Vessel.

9	Evidence that the relevant Vessel has been deleted from her previous approved Flag.
10	Such of the legal opinions specified in Part IV of this Schedule 2 (Conditions Precedent to Re-flagging under an Approved Flag) as have not already been provided to the Agent.
11
Within ten (10) Business Days of the re-flagging, confirmation satisfactory to the Agent that the Insurances in respect of the relevant Vessel remain in full force and effect notwithstanding the re-flagging.

Schedule 3
Drawdown Request
From:
To:	Danmarks Skibskredit A/S
Dated:
Dear Sirs
TORM A/S and TORM PLC – USD 236,936,191.35 Loan Agreement dated 10 April 2014 as amended and restated on                             2018 (the "Agreement")
1	We refer to the Agreement. This is a Drawdown Request. Terms defined in the Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.
2	We wish to make a Drawing on the following terms:
Proposed Drawdown Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Drawing:	USD
Amount:	[ ]
Interest Period:	[ ]
Vessel:	[ ]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Request.
4	This Drawdown Request is irrevocable.
Yours faithfully
...........................................
authorised signatory for
[TORM A/S/TORM PLC]

Schedule 4
Form of Transfer Certificate
To:	Danmarks Skibskredit A/S as Agent
From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
TORM A/S and TORM PLC – USD 236,936,191.35 Loan Agreement dated 10 April 2014 as amended and restated on [                     2018] (the "Loan Agreement")
1
We refer to the Loan Agreement. This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purposes of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 24.4 (Procedure for transfer) of the Loan Agreement:
(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 24.4 (Procedure for transfer) all of the Existing Lender's rights and obligations under the Loan Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in the Loan under the Loan Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [	].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 24.3.1(c) (Limitation of responsibility of Existing Lenders).
4	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
5	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
6	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in any Encumbrance created or expressed to be created or evidenced by the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]
[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Loan Agreement by the Agent and the Transfer Date is confirmed as [                 ].
Danmarks Skibskredit A/S
By:

Schedule 5
Form of Assignment Agreement
To:	Danmarks Skibskredit A/S as Agent and TORM A/S as Borrower for and on behalf of each Security Party
From:	[the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")
Dated:
TORM A/S and TORM PLC – USD 236,936,191.35 Loan Agreement dated 10 April 2014 and amended and restated on [                  2018] (the "Loan Agreement")
1
We refer to the Loan Agreement. This is an Assignment Agreement. This agreement (the "Agreement") shall take effect as an Assignment Agreement for the purpose of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 24.5 (Procedure for assignment) of the Loan Agreement:
(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Loan Agreement, the other Finance Documents and in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents which correspond to that portion of the Existing Lender's Commitment(s) and participations in the Loan under the Loan Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in the Loan under the Loan Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b).
3	The proposed Transfer Date is [ ].
(d)	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.
4	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.
5	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 24.3.3 (Limitation of responsibility of Existing Lenders).
6	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.6 (Copy of Transfer Certificate or

Assignment Agreement to Borrower), to the Borrower (on behalf of each Security Party) of the assignment referred to in this Agreement.
7	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
8	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
9	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note:
The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in any Encumbrance created or expressed to be created or evidenced by the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Loan Agreement by the Agent and the Transfer Date is confirmed as [                             ].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.
Danmarks Skibskredit A/S
(as Agent)
By:

Schedule 6
Form of Compliance Certificate
To:	Danmarks Skibskredit A/S
From:	TORM PLC
Dated:
Dear Sirs
TORM A/S and TORM PLC – USD 236,936,191.35 Loan Agreement dated 10 April 2014 and amended and restated on [ 2018] (the "Agreement")
1
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that with respect to the financial quarter ending [30 June][31 December] of the Group:
2.1.1	Equity Ratio: The Equity Ratio is []. [Requirement: Equity Ratio shall not be less than twenty-five per cent. (25%)]
2.1.2	Free Liquidity: The Free Liquidity is [ ] being in excess of USD 75,000,000 and representing [ ]% of Group Debt
3	[I/We confirm that the LTV Coverage calculated in accordance with Clause 17.5 (Additional Security) is [ ], and attach copies of the underlying valuations.
4
[I/We confirm that no Event of Default is continuing and no Change of Control has occurred.] [If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it, or the change of control that has occurred as the case may be.]

Signed:	.....................................................................
Chief Executive Officer of TORM PLC

Schedule 7
Vessels/Owners/Flags/Current Managers
Vessel	IMO Number	Owner	Commercial Manager	Technical Manager
"TORM FREYA" ("Vessel 2")	9250490	Vessel Co 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM GERD" ("Vessel 3")	9240897	Vessel Co 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM GERTRUD" ("Vessel 4")	9240885	Vessel Co 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM GUNHILD" ("Vessel 5")	9172193	Vessel Co 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM HELVIG" ("Vessel 7")	9288021	Vessel Co 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM INGEBORG" ("Vessel 8")	9243320	Vessel Co 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM RAGNHILD" ("Vessel 9")	9290579	Vessel Co 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM THYRA" ("Vessel 11")	9250488	Vessel Co 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM VALBORG" ("Vessel 12")	9243318	Vessel Co 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM THOR" ("Vessel 14")	9712292	VesselCo 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM THUNDER" ("Vessel 15")	9712307	VesselCo 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM TIMOTHY" ("Vessel 16")	9726487	VesselCo 8 Pte. Ltd.	Torm A/S*	Torm A/S*
"TORM LOKE" ("Vessel 17")	9301914	Vessel Co 11 Pte. Ltd	Torm A/S*	Torm A/S*
"TORM TROILUS"	9726475	Vessel Co 11 Pte.	Torm A/S*	Torm A/S*

"Vessel 18")		Ltd
Hull No. 15121034 under the construction at Guangzhou Shipyard International Company Limited ("Vessel 19")	To be advised	VesselCo 5 K/S	Torm A/S*	Torm A/S*
Hull No. 15121035 under the construction at Guangzhou Shipyard International Company Limited ("Vessel 20")	To be advised	VesselCo 5 K/S	Torm A/S*	Torm A/S*
Hull No. 15121036 under the construction at Guangzhou Shipyard International Company Limited ("Vessel 21")	To be advised	VesselCo 5 K/S	Torm A/S*	Torm A/S*
Hull No. 15121037 under the construction at Guangzhou Shipyard International Company Limited ("Vessel 22")	To be advised	VesselCo 5 K/S	Torm A/S*	Torm A/S*

* acting in its capacity as Bareboat Charterer of the Vessel

Schedule 8
Supplementary Agreement
[DELIBERATELY NOT USED]

Schedule 9
Repayment Profile / Drawings

Schedule 10
Approved Shipbrokers
1	Fearnleys, Oslo;
2	SSY;
3	Clarksons;
4	Inge Stensland;
5	BRS;
6	Maersk Brokers;
7	such other reputable and independent brokers with knowledge of the product tanker market appointed by the Agent.

Schedule 11
1	Vessel and Insurance Undertakings
1.1	Insurance
1.1.1	Each Owner covenants to ensure at its own expense throughout the Facility Period that:
(a)
each Vessel owned by it remains insured against fire and all usual marine risks (including hull interest, freight interest and excess risks) and war risks (including blocking and trapping) on an agreed value basis for an amount which is the greater from time to time of (a) her full market value and (b) an amount which equals one hundred and ten per cent (110%) of the aggregate of the amount of the Appropriate Amount in respect of the Vessel. The amount of the hull and machinery marine risks for each Vessel shall at all times represent at least eighty per cent (80%) of her full market value; and

(b)
each Vessel owned by it remains entered in a protection and indemnity association which is a member of the International Group of P&I Clubs (or is otherwise approved by the Security Agent acting reasonably) in both protection and indemnity classes, or remains otherwise insured against protection and indemnity risks and liabilities (including, without limitation, protection and indemnity war risks) and for the highest amount available for vessels of her specification with a protection and indemnity association which is a member of the International Group of P&I Clubs including oil pollution liability risk; and

(c)
the Security Agent agrees that, if and for so long a Vessel may be laid up with the approval of the Security Agent, each Owner may at its own expense take out port risk insurance on the Vessels in place of hull and machinery insurance.

1.1.2
Each Owner undertakes to place the Obligatory Insurances in such markets, denominated in dollars, on such terms and conditions (always applying the terms of the Nordic Marine Insurance Plan 2013 (as amended from time to time) or such other insurance plan or conditions considered market standard, and with such brokers, underwriters and associations as the Security Agent shall have previously approved in writing or with such first class insurer with a credit rating of no less than "A-" with A.M. Best and/or "BBB" with Standard & Poor's or an equivalent rating from another rating agency of similar reputation which may be approved by the Security Agent, acting reasonably. No Owner shall alter the terms of any of the Obligatory Insurances in any material respect, and will supply the Security Agent from time to time on request with such information as the Security Agent may in its discretion require with regard to the Obligatory Insurances and the brokers, underwriters or associations through or with which the Obligatory Insurances are placed. Each Owner shall reimburse the Security Agent on demand for all costs and expenses incurred by the Security Agent in obtaining from time to time a report on the adequacy of the Obligatory Insurances, including as set out in Clause 1.1.5 of this Schedule 11 from an insurance adviser instructed by the Security Agent. Each Owner shall be liable to pay (or reimburse the Security Agent) for no more than one such report per year, unless (i) such report is obtained in connection with the occurrence of and Event of Default or (ii) there has been a material change to the Insurances, including as set out in Clause 1.1.5 of this Schedule 11.
1.1.3
Each Owner undertakes duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Obligatory Insurances, and, at its own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time at the Security Agent's request, each Owner will provide the Security Agent with evidence satisfactory to the Security Agent that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Obligatory Insurances to be made or given by or on behalf of each Owner to brokers, underwriters or associations have been duly and punctually made or given.

1.1.4
Each Owner will comply in all respects with all terms and conditions of the Obligatory Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Obligatory Insurances. No Owner will do, or permit to be done, any act, or make, or permit to be made, any omission, as a result of which any of the Obligatory Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Obligatory Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, no Owner will permit the Vessels owned by it to be employed other than in conformity with the Obligatory Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Security Agent, and each Owner will notify the Security Agent without undue delay of any material new requirement imposed by any broker, underwriter or association in relation to any of the Obligatory Insurances.

1.1.5
Each Owner will, no later than the day of the expiry of any of the Obligatory Insurances, renew them and shall immediately give the Security Agent such details of those renewals as the Security Agent may require. In the event that the Obligatory Insurances are not placed on the terms of the Nordic Marine Insurance Plan 2013 upon their renewal, the Security Agent shall, at the cost of each Owner, have the right to obtain a report on the adequacy of the Obligatory Insurances from an insurance adviser instructed by the Security Agent.

1.1.6
Each Owner shall reimburse the Security Agent the costs, premiums and expenses of taking out and keeping in force the Mortgagees' Insurances in relation to each Vessel for an amount which equals one hundred and ten per cent (110%) of the Appropriate Amount of such Vessel then outstanding. Such insurance can be taken out by the relevant Owner if the Security Agent so agrees (acting reasonably).

1.1.7
Each Owner shall, at its own cost, take out such additional insurances as may from time to time be required by any public body, classification society or other similar entity having authority over each Owner or the Vessels owned by it.

1.1.8
Each Owner shall deliver to the Security Agent extracts (and, if required by the Security Agent, pro-forma originals) of all policies and certificates of entry (including, if required by the Security Agent receipts for premiums, calls or contributions and other documents relating to the Insurances) and shall procure that letters of undertaking in such form as the Security Agent (acting reasonably) may approve shall be issued to the Security Agent by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If a Vessel is at any time during the Facility Period insured under any form of fleet cover, the relevant Owner shall (if possible) procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to that Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of that Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the relevant Owner will (if required by the Security Agent (acting reasonably)) instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for that Vessel in the sole name of the relevant Owner or of such Owner's brokers as agents for such Owner.

1.1.9	Each Owner shall promptly provide the Security Agent with full information regarding any Major Casualty.
1.1.10	Each Owner agrees that:
(a)
at any time after the occurrence and during the continuation of an Event of Default, the Security Agent shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Security Agent shall in its discretion think fit;

(b)	whether or not an Event of Default shall have occurred or be continuing, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid to the Security Agent and applied by the Security Agent in accordance with Clause 7.6; and
(c)
all sums paid under the Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

1.1.11
The Security Agent agrees that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the relevant Owner to reimburse such Owner for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, an Event of Default shall have occurred and be continuing, in which event the Security Agent shall be entitled to receive the amounts in question and to apply them either in reduction of the Indebtedness or, at the option of the Security Agent, to the discharge of the liability in respect of which they were paid.

1.1.12	Each Owner agrees that:
(a)
no Owner shall settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Threshold Amount arising other than from a Total Loss) without the prior written consent of the Security Agent;

(b)
if an Owner fails to effect or keep in force the Obligatory Insurances, the Security Agent may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Security Agent in its discretion considers desirable, and the Security Agent may (but shall not be obliged to) pay any unpaid premiums, calls or contributions; and

(c)
each Owner will reimburse the Security Agent from time to time on demand for all such premiums, calls or contributions paid by the Security Agent, together with interest at the Default Rate from the date of payment by the Security Agent until the date of reimbursement.

1.1.13	Each Owner shall:
(a)	comply with all Environmental Laws;
(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

1.1.14
Each Owner shall comply with the requirements of the United States Oil Pollution Act 1990 (the "Act") if a Vessel owned by it is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act). Before any such trade is commenced and during the entire period during which such trade is carried on, the relevant Owner shall:

(a)	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to that Owner for the relevant Vessel in the market; and
(b)
make all such quarterly or other voyage declarations as may from time to time be required by the relevant Vessel's protection and indemnity association in order to maintain such cover, and, if required by the Security Agent, promptly deliver to the Security Agent copies of such declarations; and

(c)
submit the relevant Vessel to such additional periodic, classification, structural or other surveys which may be required by the relevant Vessel's protection and indemnity insurers to maintain cover for such trade and, if required by the Security Agent, promptly deliver to the Security Agent copies of reports made in respect of such surveys; and

(d)
implement any recommendations contained in the reports issued following the surveys referred to in Clause 1.1.14(c) within the relevant time limits, and, if required by the Security Agent, provide evidence satisfactory to the Security Agent that the protection and indemnity insurers are satisfied that this has been done; and

1.1.15	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):
(a)
obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and, if required by the Security Agent, provide the Security Agent with evidence of the same; and

(b)
procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and, if required by the Security Agent, provide the Security Agent with evidence that this is so; and

(c)
comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the relevant Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

1.2	Operation and Maintenance
Each Owner undertakes towards the Security Agent:

1.2.1	to keep each Vessel owned by it seaworthy and in a state of repair consistent with prudent ownership and sound ship management practice; and
1.2.2
to maintain the registration of each Vessel owned by it under its current flag; to effect and maintain registration of the relevant Mortgage at the Vessel's Ship Registry; and not cause nor permit to be done any act or omission as a result of which either of those registrations might be defeated or imperilled; and

1.2.3
to maintain each Vessel owned by it in a condition entitling such Vessels to the highest class applicable to vessels of their type with a classification society approved by the Security Agent free of recommendations and qualifications; and

1.2.4
to carry on board each Vessel owned by it all applicable operating certificates and other documents which may from time to time be required by law, conventions or regulations applicable to the relevant Owner to be carried on board each Vessel owned by it; and

1.2.5	not without the prior written consent of the Security Agent to make, nor permit nor cause to be made, any material change in the structure, type or speed of the Vessels owned by it; and
1.2.6
to procure that all repairs to each Vessel owned by it or replacements of parts or equipment of each Vessel owned by it are effected in such a way as not to diminish the value of such Vessel and with replacement parts or equipment the property of each Owner and free of all Encumbrances (other than the relevant Mortgage); and

1.2.7
to permit the Security Agent and all persons appointed by the Security Agent to board each Vessel owned by it from time to time during the Facility Period (without materially interfering with the relevant Vessel’s trading or operation) to inspect such Vessel's state and condition, with only one such inspection each calendar year being at the expense of the Owner, and, if such Vessel shall not be in a state and condition which complies with the requirements of this Agreement, to effect such repairs as shall in the opinion of the Security Agent be desirable to ensure such compliance, without prejudice to the Security Agent's other rights under or pursuant to the relevant Mortgage or this Agreement; and

1.2.8
immediately to notify the Security Agent of any arrest or detention of any Vessel owned by it, and to cause such Vessel to be released from arrest or detention as quickly as possible, and in any event within sixty (60) days from the date of arrest or detention and immediately to notify the Security Agent in the same manner of the release of such Vessel; and

1.2.9
from time to time on request of the Security Agent to produce to the Security Agent written evidence satisfactory to the Security Agent confirming that the master and crew of each Vessel owned by it have no claims for wages beyond the ordinary arrears and that the master has no claim for disbursements other than those properly incurred by him in the ordinary course of trading of such Vessel on the voyage then in progress; and
1.2.10
not during the Facility Period to sell, agree to sell, or otherwise dispose of, or agree to dispose of, any shares in any Vessel owned by it unless the relevant Borrower complies with its obligations under Clause 7.6 of this Agreement (Mandatory Prepayment on sale or Total Loss); and

1.2.11	not during the Facility Period to change the name of any Vessel owned by it without prior notice to the Security Agent; and
1.2.12	not during the Facility Period to lay up any Vessel owned by it without the prior written consent of the Security Agent; and
1.2.13	in the event of any requisition or seizure of any Vessel owned by it, to take all lawful steps to recover possession of such Vessel as soon as it is entitled to do so; and
1.2.14
to give to the Security Agent from time to time during the Facility Period on request such information as the Security Agent may require with regard to the Vessel's employment, position and state of repair and, on the Security Agent's request, to supply the Security Agent with copies of all Charters and other similar contracts of employment relating to any Vessel owned by it and copies of the deck and engine logs of any Vessel's owned by it; and

1.2.15
to comply with all requirements from time to time of the classification society of any Vessel owned by it and to give to the Security Agent from time to time during the Facility Period on request copies of all classification certificates of each Vessel owned by it and reports of surveys required by the each Vessel's classification society (each Owner by its execution of this Agreement irrevocably authorising the Security Agent to obtain such information and documents from each Vessel's classification society as the Security Agent may from time to time require), and to notify the Security Agent immediately of any requirement or recommendation imposed by each Vessel's classification society; and

1.2.16
not during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war) to permit each Vessel owned by it to be employed in carrying any goods which may be declared to be contraband of war or which may render the Vessel liable to confiscation, seizure, detention or destruction, nor to permit the Vessel to enter any area which is declared a war zone by any governmental authority or by such Vessel's insurers unless that employment or voyage is either (a) permitted under the terms of the Insurances or (b) (to the extent not covered by the Insurances) covered by additional insurance taken out by the relevant Owner at such Owner's expense, which additional insurance shall be deemed to be part of the Insurances and of the Assigned Property; and

1.2.17
not without the prior written consent of the Security Agent to let any Vessel owned by it on any demise charter (irrespective of duration) or on any time charter (which, inclusive of any extension option is capable of exceeding 13 months), consecutive voyage charter or other contract of employment nor to employ any Vessel owned by it, in each case in any way which might impair the security created by the Finance Documents; and

1.2.18
duly to perform (unless prevented by force majeure), and to take all necessary steps to enforce the performance by charterers and shippers of, all charterparties and other contracts of employment and all bills of lading and other contracts relating to each Vessel owned by it; and

1.2.19
not following the occurrence and during the continuation of an Event of Default to let any Vessel owned by it on charter or renew or extend any charter or other contract of employment of any Vessel owned by it, nor agree to do so, without the prior written consent of the Security Agent; and

1.2.20	Each Owner shall generally pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;
(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 20.1 (Financial statements) of this Agreement; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
1.2.21
not at any time during the Facility Period without the prior written consent of the Security Agent (and then subject to such conditions as the Security Agent may impose) to create nor grant nor permit to exist any Encumbrance over the Vessel or any share in any Vessel owned by it or any of the Assigned Property other than any Permitted Encumbrances existing from time to time; and

1.2.22
to notify the Security Agent immediately if the relevant Owner becomes aware of any legal proceedings or arbitration involving (i) any Vessel owned by it or (ii) the relevant Owner, where the amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may reasonably be expected to exceed the Threshold Amount; and

1.2.23
not without the prior written consent of the Security Agent to put any Vessel owned by it into the possession of any person for the purpose of work or repairs estimated to cost more than USD 6,000,000 (except for repairs where the amount above such threshold is recoverable under the

Insurances and in respect of which the insurers have agreed to make payment in accordance with any applicable loss payable clause) unless that person shall have given an undertaking to the Security Agent in such terms as the Security Agent shall require not to exercise a lien on the relevant Vessel for the cost of the work; and
1.2.24
to keep proper books of account in respect of each Vessel owned by it and the Earnings and as and when required by the Security Agent to make such books available for inspection on behalf of the Security Agent; and

1.2.25
not to appoint anyone other than the Managers as commercial or technical managers of any Vessel owned by it, nor permit the commercial or technical management of any Vessel owned by it to be sub-contracted or delegated to any third party (save as is permitted in the relevant Management Agreement). For the avoidance of doubt and subject to Clause 22.25 of this Agreement (Change of Manager), no prior written consent of the Agent will be required in connection with the termination or cancellation of a Management Agreement; and

1.2.26
to take all reasonable precautions to prevent any infringements of any anti-drug legislation in any jurisdiction in which each Vessel owned by it shall trade and in particular (if any Vessel owned by it is to trade in the United States of America) to take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America; and

1.2.27
to comply in all material respect, or procure that the operator of any Vessel owned by it will comply in all material respects, with the ISM Code or any replacement of the ISM Code and in particular, without limitation, to:

(a)	procure that each Vessel owned by it emains for the duration of the Facility Period subject to a safety management system developed and implemented in accordance with the ISM Code; and
(b)	maintain for each Vessel owned by it throughout the Facility Period a valid and current SMC and provide a copy to the Security Agent; and
(c)	procure that the ISM Company maintains throughout the Facility Period a valid and current DOC and provide a copy to the Security Agent; and
(d)	notify the Security Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the ISM Company; and
1.2.28	to comply all material respect in relation to each Vessel owned by it with the ISPS Code or any replacement of the ISPS Code and in particular, without limitation, to:

(a)	procure that each Vessel owned by it and the company responsible for such Vessel's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for each Vessel owned by it throughout the Facility Period a valid and current ISSC and provide a copy to the Security Agent; and
(c)	notify the Security Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC; and
1.2.29	to comply all material respect in relation to each Vessel owned by it with Annex VI or any replacement of Annex VI and in particular, without limitation, to:
(a)	procure that the master and crew of each Vessel owned by it are familiar with, and that each Vessel owned by it complies with, Annex VI; and
(b)	maintain for the each Vessel owned by it throughout the Facility Period a valid and current IAPPC and provide a copy to the Security Agent; and
(c)	notify the Security Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC.
1.3	In this Schedule 11:
"Assigned Property" means the Insurances, the Earnings and the Requisition Compensation.
"Default Rate" means interest at the rate calculated in accordance with Clause 8.3 (Default interest) of the Agreement.
"Major Casualty" means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Threshold Amount.
"Mortgagees' Insurances" means all policies and contracts of mortgagees' interest insurance and mortgagees' additional perils (oil pollution) insurance.
"Obligatory Insurances" means the insurances and entries referred to in Clause 1.1.1 of this Schedule 11 and, where applicable, those referred to in Clauses 1.1.4 and/or 1.1.5 of this Schedule 11.
"Threshold Amount" means one million dollars (USD1,000,000) or its equivalent in any other currency.

Signatures
As Borrower A and Guarantor B
TORM A/S	)
(CVR No. 22460218))
By:	)

Address: Tuborg Havnevej 18)
DK-2900 Hellerup	)
Denmark	)
Fax no.: [ ]	)
Department/Officer: [ ]	)
Email: man@torm.com; csm@torm.com

As Borrower B and Guarantor A
TORM PLC	)
(Company number 09818726))
By:	)

Address: TORM PLC, c/o TORM A/S,	)
Tuborg Havnevej 18)
DK-2900 Hellerup	)
Denmark	)
Fax no.: [ ]	)
Department/Officer: [ ]	)
Email: man@torm.com; csm@torm.com	)

As Owner A and Guarantor
VesselCo 8 Pte. Ltd.	)
By:	)

Address: c/o TORM A/S.	)
Fax no.: [ ]	)
Department/Officer: [ ]	)
Email: man@torm.com; csm@torm.com	)

As Owner B and Guarantor
VesselCo 11 Pte. Ltd.	)
By:	)

Address: c/o TORM A/S	)
Fax no.: [ ]	)
Department/Officer: [ ]	)
Email: man@torm.com; csm@torm.com	)

As Owner C and Guarantor
VesselCo 5 K/S	)
By:	)
(CVR No, 38911538))
By:	)
)
Address: c/o TORM A/S	)
Fax no.: [ ]	)
Department/Officer: [ ]	)
Email: man@torm.com; csm@torm.com	)

As Agent, Security Agent and Original Lender
)
Danmarks Skibskredit A/S	)
(CVR no. 27492649))
By:	)
)
Address: Sankt Annae Plads 3)
DK-1250 Copenhagen K, Denmark	)
Fax no.: +45 33 33 9666)
Department/Officer: Customer Relations	)
Email:danmarks@skibskredit.dk;	)
loanadmin@skibskredit.dk	)

In witness of which the parties to this Supplemental Agreement have executed this Supplemental Agreement as a deed the day and year first before written.

As Borrower A, Guarantor B, Manager and Bareboat Charterer
TORM A/S	)
(CVR number 22460218))
acting by	)
)
the duly authorised	)	/s/Christian Gorrissen
in the presence of:	)	Christian Gorrissen
)
Witness signature: /s/ Jens Norgil Damgaard	)
Name: Jens Norgil Damgaard	)
Address: TORM A/S	)
18 Tuborg Havnevej	)
DK-2900 Hellerup	)
Denmark	)
As Borrower B, Guarantor A, and Headbareboat Charterer
TORM A/S	)
company number 09818726)
acting by	)
)
its duly authorised	)	/s/Christian Gorrissen
in the presence of:	)	Christian Gorrissen
)
Witness signature: /s/ Jens Norgil Damgaard	)
Name: Jens Norgil Damgaard	)
Address: TORM A/S	)
18 Tuborg Havnevej	)
DK-2900 Hellerup	)
Denmark	)

As Owner A and Guarantor	)
)
Signed sealed and delivered	)
as a Deed	)
By VesselCo 8 Pte. Ltd	)
acting by	)	/s/Christian Gorrissen
	)	Christian Gorrissen
its duly authorised	)
attorney	)
)
in the presence of:	)
)
Witness signature: /s/ Jens Norgil Damgaard	)
Name: Jens Norgil Damgaard	)
Address: TORM A/S	)
18 Tuborg Havnevej	)
DK-2900 Hellerup	)
Denmark	)

As Owner B and Guarantor	)
)
Signed sealed and delivered	)
as a Deed	)
By VesselCo 11 Pte. Ltd	)
acting by	)	/s/Christian Gorrissen
	)	Christian Gorrissen
its duly authorised	)
attorney	)
)
in the presence of:	)
)
Witness signature: /s/ Jens Norgil Damgaard	)
Name: Jens Norgil Damgaard	)
Address: TORM A/S	)
18 Tuborg Havnevej	)
DK-2900 Hellerup	)
Denmark	)

As Owner C and Guarantor	)
)
By VesselCo 5 K/S	)
(CVR number 38911538)
acting by	)	/s/Christian Gorrissen
	)	Christian Gorrissen
its duly authorised	)
attorney	)
)
in the presence of:	)
)
Witness signature: /s/ Jens Norgil Damgaard	)
Name: Jens Norgil Damgaard	)
Address: TORM A/S	)
18 Tuborg Havnevej	)
DK-2900 Hellerup	)
Denmark	)

As Original Lenders, Agent and Security Agent

Danmarks Skibskredit A/S	)
(CVR no. 27492649))
acting by	)	/s/ Michael Friech	/s/ Marcus Christensen
	)	Michael Friech	Marcus Christensen
its duly authorised	)
in the presence of:	)
)
Witness signature: /s/ Brian D. Kristiansen	)
Name: Brian D. Kristiansen	)
Address: Annexgardsvej 39)
DK-2610 Rødovre